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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Kaiser Aluminum Corporation

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LETTER TO OUR STOCKHOLDERS

FROM OUR EXECUTIVE CHAIRMAN, OUR LEAD INDEPENDENT DIRECTOR AND,

OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 29, 2021

Dear Stockholder:

On behalf of our Board of Directors and management team, thank you for your continued support of Kaiser Aluminum. It is our pleasure to invite you to attend the Annual Meeting of Kaiser Aluminum Corporation to be held at our corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Thursday, June 3, 2021, at 9:00 a.m., local time.  While we do not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

As part of our contingency planning regarding novel coronavirus (“COVID-19”), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this proxy statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope.  If you plan to attend the Annual Meeting, please review the information on attendance provided on in this proxy statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this proxy statement:

CURRENT ENVIRONMENT AND BUSINESS STRATEGY

As we look back on 2020, and at where we are today, we see that the COVID-19 pandemic has clearly tested our employees, our business and the end markets we serve. However, for more than two decades our business model, consistent strategy and core values positioned us well for unexpected adversity, and our performance throughout the year validated that model as well as the commitment of our employees and the strength of our culture. We navigated the COVID-19 impact on our operations and the rapidly changing market conditions and did so by executing with record safety performance. Our long-term planning process facilitated a smooth executive leadership succession as well as the transition of other key senior management positions. In addition, with strong liquidity and a conservative balance sheet, we were able to opportunistically pursue a transformational acquisition that serves to diversify and reduce the cyclicality of our portfolio and significantly enhance the long-term growth opportunities for our company.

A core value and priority for us as a preferred employer continues to be the health and safety of our employees. We moved quickly to mitigate the spread of COVID-19 in our facilities and continued to maintain a safe and heathy work environment while dealing with the challenges of the pandemic as we responded to rapidly changing market conditions. We, like many other companies, promptly migrated to remote work environments for a large number of employees, modified workspaces to implement additional safety measures and implemented additional tools for continued training and development, ensuring ongoing communications and sustainability of our culture and values. Our employees and the talent of our workforce are key components for our continued success.

Positioning Kaiser Aluminum as a preferred supplier has also been a key tenet of our core values and our competitive strategy supported by a company-wide culture and commitment to provide Best-in-Class customer satisfaction.  Over the past two decades, we have developed strong and deep partnerships with our blue chip customer base, differentiating our company

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with quality products and a strong customer focus. Throughout the year, we continued to enhance customer relationships working collaboratively to address our mutual short-term needs and long-term opportunities, further strengthening these relationships and the growth potential for our company.

Our business model is predicated on maximizing opportunities during an expanding economy as well as being well-prepared for unexpected economic adversity. To that end, recognizing the cyclicality of our served end markets, our ongoing financial strategy remains focused on disciplined management of liquidity and debt leverage. We maintain conservative debt leverage and proactively manage our liquidity. At every Board meeting, management and our Board review our liquidity under stress-tested conditions to ensure we can withstand a severe downturn in our served market segments while continuing to fund investments, both sustaining and strategic, as well as continuing our regular quarterly dividend. Although we could not have predicted the uncertainty that resulted from the COVID-19 pandemic, this discipline and financial strategy have served us well under those conditions.

Recognizing the economic uncertainty, in April 2020, we proactively raised additional capital to enhance our already strong liquidity safety net and to position our company to capitalize on attractive investment opportunities by issuing $300 million aggregate principal amount of 6.500% senior unsecured notes due 2025, increasing our total liquidity to approximately $1 billion. We remained profitable throughout the year with positive cash flow and continued to fund our sustaining capital requirements. Our strong balance sheet and financial flexibility facilitated our ability to maintain and increase our quarterly dividend, and to opportunistically pursue further growth through a transformational acquisition.

In late 2020, we initiated an all cash $670 million strategic acquisition of Kaiser Aluminum Warrick, LLC, formerly known as Alcoa Warrick LLC (“Warrick”), a leading North American rolling mill focused on the production of can stock for the beverage and food packaging industry with a focus on high margin coated products. The packaging business conducted at Warrick is highly complementary to our existing aerospace, automotive and general engineering cyclic end markets and provides excellent opportunities with favorable demand and industry dynamics driving growth. The acquisition, completed on March 31, 2021, and Warrick’s focus provide a strategic re-entry into the attractive aluminum packaging industry and significantly enhances, diversifies and reduces the cyclicality of our portfolio. Overall, the transaction is consistent with our longstanding strategy to acquire businesses that we understand at a price that creates long-term value for our stockholders, while continuing to adhere to our disciplined financial strategy for liquidity management and debt leverage.

As we look forward, we are well positioned for continued long-term growth with a diversified portfolio and strong secular growth trends in each of our served end markets:

Packaging - Sustainability-driven conversion from plastic to aluminum beverage and food cans;

Aerospace/High Strength - Secular growth in global passenger air travel;

Automotive Extrusions - Light weighting of vehicles to achieve increased fuel economy; and

General Engineering - North American industrial demand and continued trend to re-shoring for domestic supply.

The end markets will continue to set the tone for long-term demand, while our strategy to be a preferred supplier and low cost producer sets the tone for how we perform. Our culture of continuous improvement propels us to new and better processes, manufacturing capabilities, products and customer satisfaction. And our business model facilitates our ability to sustain a consistent strategic direction throughout economic cycles.

2020 PERFORMANCE HIGHLIGHTS

We delivered strong performance under severe business conditions as we navigated the significant decline in commercial aerospace demand during the back half of the year while managing strong demand for our general engineering, automotive and defense products. Our results reflect solid execution of our business cycle strategy and our ability to flex costs and operating levels as we responded to rapidly changing business conditions throughout the year.

For the full year 2020, net sales of $1,173 million and value added revenue of $697 million were down approximately 19% compared to our 2019 results reflecting a strong first quarter followed by significant COVID-19 pandemic related disruptions to our operations and end markets during the remainder of the year.  Despite the significant decline in value added revenue, we reported full year net income of $29 million, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $154 million and EBITDA margin at 22% in an extremely challenging environment.

In addition, with continued confidence in the long-term outlook for our business, our Board approved a 7.5% increase in the quarterly dividend to $0.72 per share, up from the 12% increase in early 2020, marking the 10th consecutive year we have increased our quarterly dividend. Our commitment to return excess capital to our stockholders remains one of the pillars of our capital allocation priorities.

BOARD OVERSIGHT OF STRATEGY

Our Board remains actively focused on overseeing our business strategies, risk management, environmental, social and governance (“ESG”) matters, talent development, succession planning and development and execution of our long-term strategy.

By focusing on our long-term outlook, our Board is best able to support our common goal of creating enduring value in our company and for our stockholders and our stakeholders. Our Board contributes to management’s strategic plan by engaging senior management in robust discussions about our overall strategy, priorities for our businesses, capital allocation, risk assessment and opportunities for continued long-term growth through our regularly scheduled meetings, including a dedicated annual strategic planning session, and throughout the year, in each case consistent with each of our five key corporate values – being a valued corporate citizen, preferred investment, preferred supplier, preferred employer and preferred customer.

CORPORATE GOVERNANCE AND STOCKHOLDER ENGAGEMENT

We believe effective governance means ongoing and thoughtful evaluation of our governance structure, including our Board and Board committees, and constructive stockholder and stakeholder engagement on evolving ESG issues.  We conduct an annual corporate governance survey of management and non-management employees in order to monitor the internal perception around a broad range of topics, including our control environment, risk mitigation and management, the use of technology, our corporate values and the overall “tone at the top.”

Our Board values the feedback and insights gained from frequent engagement with our stockholders and our directors occasionally participate in one on one meetings with our stockholders. In 2021, in addition to interactions regarding our financial performance, management engaged with stockholders representing approximately 50% of our outstanding shares on matters relating to our long-term business strategy and performance, our executive leadership succession, our annual Sustainability Report and related corporate governance, executive compensation and ESG matters, in addition to our recently completed acquisition of Warrick. We are committed to including the perspective of our stockholders in boardroom discussions, and we believe that regular engagement with our stockholders is necessary in order to ensure thoughtful and informed consideration of those matters. We look forward to continuing to engage in productive dialogue with our stockholders in 2021 and beyond.

BOARD REFRESHMENT AND SUCCESSION PLANNING

Our Board recognizes the importance of and is committed to board refreshment and succession planning that ensures our directors possess a composite set of skills, experience and qualifications necessary to successfully review, challenge and help shape our company’s strategic direction.  We have a mandatory retirement policy that provides that unless otherwise approved by our Board, no individual may be nominated for election or re-election as a director if the individual would be age 75 or older at the time the term would begin. Our Nominating and Corporate Governance Committee also regularly evaluates the size and composition of our Board.

We thoughtfully plan for director succession and board refreshment by developing and following a long-term succession plan. The Board has an ongoing opportunity to evaluate the depth and diversity of experience of our Board; anticipate and plan for changes, including retirements; constructively engage with the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC; expand and replace key skills and experience that support our strategies; build on our record of board diversity; and maintain a balanced mix of tenures.

The Nominating and Corporate Governance Committee also plans for the orderly succession of our Lead Independent Director and of the Chairs of our Board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.

In July 2020, we completed the planned chief executive officer succession plan by appointing Mr. Harvey as Chief Executive Officer and a member of the Board of Directors and transitioning Mr. Hockema as Executive Chairman, separating the roles of Chief Executive Officer and Chairman. Dr. Osborne continues to serve as our Lead Independent Director. We believe that Mr. Hockema's substantial experience with our company and in the metals industries, the independence of our other directors, our governance structure and the interaction between and among Mr. Hockema, Mr. Harvey, our Lead Independent Director and our other directors make our board leadership structure the most appropriate for our company and our stockholders.

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BOARD COMPOSITION

Our Board is highly independent, engaged and diverse in perspectives and backgrounds as reflected by its composition, which is currently 83% independent, 25% gender diverse and 17% ethnically diverse.  This structure underscores the Board’s belief that we are best served when we can draw upon members with a variety of perspectives to exercise strong and experienced oversight. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures among our director nominees to ensure both continuity and fresh perspectives on our Board.

CORPORATE SUSTAINABILITY MATTERS

We recognize that long-term excellence requires sustainable practices. Our commitment to the sustainability of our business and creating long-term value for our stockholders and other stakeholders remains a critical and an integral part of our corporate values and we manage our business for long-term success in a manner that is economically, environmentally and socially responsible.

We continually seek to improve our product quality and manufacturing efficiency through processes and capital investments that reduce our environmental impact and, in turn, reduce the environmental impact of our customers. The aluminum mill products we produce are part of the carbon solution facilitating light weighting and increased fuel efficiency in transportation and, due to its infinite recyclability, aluminum has become the material of choice for the beverage and food packaging industry.

As our external engagement on ESG matters has continued to evolve, we have engaged an outside consultant to assist us in developing a strategy to advance our reporting on ESG matters with the longer-term objective of aligning with the Sustainability Accounting Standards Board guidelines. Although ESG has been an integral part of our Board’s overall risk management oversight, our Board recently expanded the scope of duties and responsibilities of the former Talent Development Committee (now the ESG Committee) to provide more focused oversight of the company’s strategic ESG activities and initiatives, consistent with our corporate values, while continuing to provide oversight to our executive succession planning, human capital development, and the diversity of our management and workforce.

Our annual Sustainability Report serves to capture the highlights of our sustainability culture and initiatives that we continue to develop as good stewards of our environment. Please refer to our annual Sustainability Reports that are available at www.kaiseraluminum.com.

To all of our stakeholders - customers, suppliers, investors, employees and the communities in which we operate - your contribution and support have made Kaiser Aluminum what it is today - a highly differentiated, well-respected leader in our industry - and a company well positioned for the future. We look forward to continuing to deliver value to our customers, employees, suppliers, investors and communities. We are grateful for your support of Kaiser Aluminum and of our Board.

Keith A. Harvey	Jack A. Hockema	Alfred E. Osborne, Jr.
President and Chief Executive Officer	Executive Chairman of the Board	Lead Independent Director

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Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, CA 92610-2831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 3, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation will be held at the company's corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Thursday, June 3, 2021, at 9:00 a.m., local time, for the following purposes:

(1)	To elect three members to our board of directors for three-year terms to expire at our 2024 annual meeting of stockholders;
(2)	To approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in the accompanying Proxy Statement;
(3)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
(4)	To approve the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan; and
(5)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.  This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 29, 2021.

The close of business on April 12, 2021 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Chief Administrative Officer and General Counsel

April 29, 2021
Foothill Ranch, California

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his or her qualifications may be found beginning on page 4.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
David Foster	73	June 2009	Distinguished Associate, Energy Future Initiative	✓	●	ESG
					●	Nominating and Corporate Governance
Leo Gerard	74	September 2019	Retired International President, United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (“USW”)	✓	●	ESG
Emily Liggett	65	June 2018	Strategy consultant and business advisor	✓	●	Audit
					●	ESG

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 12.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

Additional information about the independent registered public accounting firm may be found beginning on page 14.

Proposal 4 – Approval of Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

The board of directors recommends a vote "FOR" the approval of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan.

Additional information about the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan may be found beginning on page 15.

PROXY STATEMENT SUMMARY

Our results in 2020 reflect solid execution under very challenging business conditions. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

COMPANY OVERVIEW	•	Leading North American producer of highly engineered aluminum mill products
	•	Focus on demanding applications for aerospace, automotive, and general industrial end-markets and recently acquired a leading position in the aluminum packaging end-market
	•	Long-standing customer relationships - original equipment manufacturers, tier 1 suppliers, aluminum packaging makers and users and metal service centers
	•	Competitive cost position while differentiating through superior product attributes and “Best in Class” customer satisfaction
	•	Business model mitigates the impact of aluminum price volatility

CYCLICALITY STRATEGY	•	Always be prepared for unexpected economic adversity
	•	Establish and maintain a strong preferred supplier partnership position
	•	Flex costs in response to changes in business activity level
	•	Retain strong liquidity to weather a deep recession
	•	Maintain conservative leverage

LONG –TERM PERFORMANCE HIGHLIGHTS	•	Achieved key cost position with organic investments at ˃2x rate of depreciation
	•	Maintained financial strength through business cycle, steadily increasing quarterly dividends
	•	Over $850 million in organic investments since 2007 (~2x depreciation)
	•	Returned over $840 million to stockholders through dividends and share repurchases since 2007

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2020 PERFORMANCE	•

Solid execution despite very challenging business conditions resulting from the COVID-19 pandemic, including the significant decline in commercial aerospace demand and the temporary shutdown of automotive original equipment manufacturers

	•	Completed $350 million senior notes offering in early April 2020 to further strengthen liquidity and enhance financial flexibility for potential opportunistic investments
	•	Aggressively flexed costs to align with lower volume
	•	Completed planned leadership succession plan by appointing Keith A. Harvey as CEO and a member of the Board and transitioning Jack A. Hockema to Executive Chairman of the Board
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Executed definitive agreement for transformative acquisition of Warrick, which contains all the assets of the rolling mill in Warrick County, Indiana, for a purchase price of $670 million, having excellent value creation potential, diversifying end use markets and significantly reducing cyclicality of portfolio

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Continued to return cash to shareholders by increasing quarterly dividend for the 9th consecutive year in early 2020 by 12% to $0.67 per share (and again for a 10th consecutive year in early 2021 by 7.5% to $0.72 per share)

Shipments	Net Sales	Net Income	Adjusted Net Income*	Value Added Revenue*	Adjusted EBITDA*	Earnings Per Share	Adjusted Earnings Per Share*

502	$1,173	$29	$48	$697	$154	$1.81	$3.01

Million lbs	Million	Million	Million	Million	Million

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*See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non-GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”) or “adjusted” are not intended to be (and should not be relied on) in lieu of the comparable caption under GAAP to which it is reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

2020 CAPITAL ALLOCATION	•	Capital spending focused on critical sustaining projects and modest investment to support growth and enhance efficiencies
	•	Suspended share repurchase to conserve liquidity in mid-March 2020
	•	Continued to sustain and increased quarterly dividend for the 9th consecutive year

BOARD OF DIRECTORS	•	Diverse and highly independent Board
	•	Ongoing commitment to board refreshment - five highly qualified directors added since 2018 (four independent)
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Use of internal resources and/or third party to facilitate Board and Committee evaluations
	•	Continuing focus on identifying critical skills needed to support company strategy and board succession planning
	•	Strong support for continued proactive and effective stockholder engagement (> 50% annually)
	•	USW has right to nominate 40% of our Board members

ENVIRONMENT & SUSTAINABILITY	•	Sustainability is an integral part of our corporate values
	•	Our business is managed for long-term success in a manner that is economically, environmentally and socially responsible
	•	Our products are part of the carbon solution, facilitating light weighting, increased fuel efficiency and recycling
	•	Aluminum is infinitely recyclable and we have continued to increase our use of recycled scrap
	•	Our continued investments increasing our manufacturing efficiency and product quality reduce our environmental impact and the environmental impact of our customers
	•	Continued focus on talent development across the organization to attract, develop, motivate, and retain productive, engaged employees and to sustain a winning corporate culture
	•	Publishing annual Corporate Sustainability Report starting in 2019 highlighting our sustainability culture and initiatives as we continue to develop as good stewards of our environment and resources
	•	Implemented Human Rights Policy in 2020
	•	Ongoing engagement with BlueGreen Alliance and environmental groups

EXECUTIVE COMPENSATION	•	Approximately 80% of CEO and former CEO target compensation is “at-risk”, with >50% subject to stringent performance metrics
	•	Approximately 50% to 70% of the target compensation of the other named executive officers is “at-risk”, with >50% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for executive compensation (95% approval in 2020)
	•	Incentive plans continue to require increasing levels of performance
•

Added adjusted EBITDA margin as a 2020 long-term incentive (“LTI”) performance metric; revised weighting of 2020 LTI performance metrics to 20% cost and 20% adjusted EBITDA margin while maintaining 60% total shareholder return ("TSR")

	•	Expanded the TSR peer group from the S&P 600 Small Cap Materials Index to the S&P 1000 Materials Index to reduce volatility

EXECUTIVE COMPENSATION HIGHLIGHTS

Although payouts under our 2020 short-term and 2018-2020 long-term incentive plans were significantly impacted by the severe business conditions resulting from the COVID-19 pandemic, based on management recommendation, the compensation committee did not make any adjustments to our existing incentive programs. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. According, we believe it is appropriate to maintain our existing incentive programs without adjustments that would otherwise mitigate the negative impact of the COVID-19 pandemic on the payouts.

As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2020 compensation structure was developed and designed to:

•	align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing stockholder return;
•	attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;
•	deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;
•	tie our executive compensation to our ability to pay and safety, quality, delivery, cost and individual performance directly linked to our strategic initiatives; and
•	require increasing levels of financial performance as we continue to invest in our business.

In 2020, the compensation of our named executive officers consisted primarily of the following components:

•

a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•

a short-term annual cash incentive (1) payable only if our company achieved a certain adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, performance level, which target level has continued to increase annually, as we continue to invest in our business, resulting in increasingly demanding performance required to realize the same or similar payouts year-over-year, (2) adjusted based on our (a) safety performance, (b) quality performance, (c) delivery performance, (d) cost performance, and (e) in exceptional and rare instances approved by our compensation committee, individual and group performance, and (3) capped at three times target; and

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an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding and the underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends.  The following table describes the performance share metrics (described more fully below) we used for our 2018-2020, 2019-2021 and 2020-2022 long-term incentive programs:

Performance Share Metrics	2018-2020	2019-2021	2020-2022
Relative TSR	30%	60%	60%
Total Controllable Cost	40%	40%	20%
Economic Value Added ("EVA")	30%
Adjusted EBITDA Margin			20%

Our compensation committee, working with the compensation committee’s independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2020, our compensation committee approved the 34-company peer group more fully described in our CD&A section with (1) market capitalizations ranging from $255 million to approximately $12.4 billion and a median market capitalization of approximately $1.9 billion, each as of September 2019, and (2) 2018 revenues ranging from $792 million to approximately $3.6 billion and median revenue of approximately $1.8 billion.  Our market capitalization as of December 31, 2020 and revenues for 2020 were $1.6 billion and $1.2 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2020 short-term incentive and 2020 -2022 long-term incentive plans:

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 20%
			Individual	+/- 100%
Long-Term Incentive Plan	Total Controllable Cost	20%
	TSR	60%
	Adjusted EBITDA Margin	20%

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* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency.  As noted, the individual modifier is discretionary and, with respect to our executive officers, only used in exceptional and rare instances approved by the compensation committee.

The following summarizes our performance against the metrics under our 2020 short-term incentive and 2018- 2020 long-term incentive plans:

2020 Short-Term Incentive

______________

* The targets are based on the Adjusted EBITDA required to achieve the designated return on adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  As noted, our increasing net assets and depreciation raise the year-over-year Adjusted EBITDA targets.  While we achieved record safety performance in 2020, our on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in modifiers of +7%, -5%, -10% and -20%, respectively, and an overall reduction of our Adjusted EBITDA multiplier of -28% to a final multiplier of 0.51.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional and rare instances approved by our compensation committee with respect to our executive officers, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal of a 7.5% return on our adjusted net assets
(2) generate positive adjusted net income
•	Maximum payout capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Annual Performance Award Payouts under Short-Term Incentive Plans for our Named Executive Officers

The Adjusted EBITDA targets under our short-term incentive plan reflect the Adjusted EBITDA required to achieve 7.5%, 15% and 35% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year.  To that end, our Adjusted EBITDA performance at the target level increased 3% from 2019 to 2020.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers.  See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

v

The Adjusted EBITDA Multiplier under our 2020 Short-Term Incentive Plan is the lowest in the last three years due primarily to the impact of the challenging business conditions resulting from the COVID-19 pandemic.  After the application of modifiers, the final multipliers under our short-term incentive plan for 2018, 2019, and 2020 were 1.18x, 0.96x and 0.51x, respectively, each reflecting the impact of our performance against demanding modifiers.

2018- 2020 Long-Term Incentive

Relative TSR*	Total Payout Percentage: 39%
Controllable Cost
EVA**

_____________

* Relative TSR was against companies comprising the S&P 600 SmallCap Materials Sector Index.

** There was no payout under the EVA performance metric as we did not achieve threshold EVA performance.

FEATURES
•	Three-year performance period (2018-2020)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on controllable cost
(2) 30% based on relative TSR
(3) 30% based on EVA
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we offset inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our long-term incentive plans.

	2016-2018 Plan			2017-2019 Plan			2018-2020 Plan
Metric	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
TSR	60%	0.90x	0.54x	40%	1.92x	0.77x	30%	1.24x	0.37x
Cost	40%	1.18x	0.47x	40%	0.85x	0.34x	40%	0.04x	0.02x
EVA				20%	0.00x	0.00x	30%	0.00x	0.00x
Plan Multiplier			1.01x			1.11x			0.39x

Performance Share Award Payouts Based on Relative TSR

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2016-2018, 2017-2019 and 2018- 2020 long-term incentive programs:

The performance shares earned was determined by our TSR over the applicable three year performance period compared to the TSR of the other companies comprising the S&P 600 SmallCap Materials Sector Index.  In considering constituents for the S&P SmallCap 600, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $700 million and $3.2 billion, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	≥ 90th	2.0x

Performance Share Award Payout Based on Controllable Cost

Achieving and sustaining a position as a low cost producer is one of our six key strategic initiatives.  For our 2018- 2020 long-term incentive compensation program, 40% of the performance shares issued to our named executive officers were subject to a controllable cost performance metric that required our company to reduce controllable costs to offset underlying inflation over the three-year performance period to achieve the target payout of performance shares subject to the controllable cost metric.  A 9% reduction of controllable costs after offsetting underlying inflation over the same three-year period would result in payout of performance shares equal to two times target and an increase of controllable costs of 9% or more over the three-year performance period would result in no payout of performance shares subject to the controllable cost metric.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead.  Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

Performance Share Award Payout Based on EVA

For 30% of the performance shares granted under our 2018- 2020 long-term incentive plan, the payout is determined based on EVA performance, calculated using our adjusted pre-tax operating income in excess of an amount equal to 15% of our net assets.

2020 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with approximately 80% of the total target compensation being at-risk (short- and long-term compensation), approximately 60% of the total target compensation being long-term, and more than 70% of the long-term target being allocated to performance shares.

The market pay analysis performed by Meridian at the end of 2020 reflected that the total target compensation of our CEO for 2020 was 14% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 1% below the median base salary, (2) short-term incentive target was approximately 3% below the median and (3) long-term incentive target was approximately 19% below the median.  The payout to our CEO under the incentive program was further impacted by the challenging business conditions resulted from the COVID-19 pandemic.  As previously discussed, although the payouts under our incentive programs were significantly impacted by the severe business conditions resulting from the COVID-19 pandemic, based on management recommendation, the compensation committee did not make any adjustments to our existing incentive programs.

RESPONSE TO THE COVID-19 PANDEMIC

We initiated the following actions to mitigate the impact of the COVID-19 pandemic on our employees, their families and business operations:

Health and Safety

•	Monitoring and implementing local, state and federal guidelines;
•	Following the guidelines issued by the Centers for Disease Control and Prevention to mitigate the risk of exposure to COVID-19;
•	Implementing additional health and safety protocols for contractors and service providers;
•	Developing contingency plans to respond to employees experiencing symptoms;
•	Working with benefits providers and other resources to support our employees and their families; and
•	Coordinating with the USW and our other unions to develop health and safety protocols.

Business Cycle Strategy

•	Completed $350 million senior note offering in early April 2020 to further strengthen liquidity and enhance financial flexibility for potential opportunistic investments;
•	Increasing and maintaining quarterly dividends;
•	Initiated a $670M all cash strategic acquisition of Warrick on favorable terms that will immediately be accretive to earnings; significantly increases our company’s scale; and
•	Continuing to take prudent strategic actions that strengthen our company’s competitive position.

Operations

•	Increasing daily communications with plant managers and business leaders;
•	Aggressively flexing costs and operating levels to align with demand;
•	Will utilize a discipline approach to add back costs as certain businesses recovered in the second half of the year; and
•	Continued emphasis on customer satisfaction metrics such as quality and on-time delivery.

Reimagined Workplace

•	Promptly migrated to remote work environment for large number of employees;
•	Modifying work spaces to implement additional safety measures;
•	Implementing additional tools for continued training and development, ensuring ongoing communications and sustainability of culture and values; and
•	Under new CEO, successfully established new corporate and Fabricated Products operating teams to provide seamless transition in management of our company.

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, CA 92610-2831

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 3, 2021: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?
A:	This Proxy Statement is first being sent to our stockholders on or about May 6, 2021 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.
Q:	When is the Annual Meeting and where will it be held?
A:	The Annual Meeting will be held on Thursday, June 3, 2021, at 9:00 a.m., local time, at our corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Q:	Who may attend the Annual Meeting?
A:	All of our stockholders of record may attend the Annual Meeting.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on April 12, 2021 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
Q:	On what am I voting?
A:	You will be voting on:
•	the election of three members to our board of directors to serve until our 2024 annual meeting of stockholders;
•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
•	the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
•

the approval of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, which we refer to as the 2021 Plan and a copy of which is attached as Appendix B to this Proxy Statement; and

•	such other business as may properly come before the Annual Meeting or any adjournments.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
•	"FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;
•	"FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
•	"FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and
•	“FOR” the approval of the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan.
Q:	How can I vote?
A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.

Q:	How do I vote by proxy?
A:	If you choose to vote your shares by proxy, you have the following options:
•

Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 2, 2021.

•

By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 2, 2021.

•	By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.
Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?
A:	You may obtain directions to the Annual Meeting by calling us at (949) 614-1740.
Q:	What constitutes a quorum?
A:

As of April 12, 2021, the record date, 15,847,938 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

Q:	What are the voting requirements for the proposals?
A:	There are different voting requirements for the proposals.
•

Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election.  A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director.  If an incumbent director nominee receives a greater number of votes withheld than in favor of his or her election in an uncontested election, the nominee must promptly tender his or her resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the Securities and Exchange Commission. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•

The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary (1) to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (2) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021, and (3) to approve the 2021 Plan. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021, and/or the proposal to approve the 2021 Plan, your shares will not be counted in the vote for such proposal(s) and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:

As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the company's named executive officers is not approved by the stockholders on an advisory basis?
A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement.  The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 is not ratified by the stockholders?
A:

Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?
A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:
•	voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Wednesday, June 2, 2021;
•	submitting a properly signed proxy card with a later date;
•	delivering, no later than 5:00 p.m., Eastern Time, on Wednesday, June 2, 2021, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or
•	attending the Annual Meeting and voting.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.
Q:	Who will count the votes?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.
Q:	How much will this proxy solicitation cost?
A:

We will bear the cost of the solicitation of proxies.  We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

We have a diverse and independent board of directors.  Our board of directors currently has 12 members, consisting of our CEO, our former CEO and 10 independent directors. Our current directors are:

David Foster	Lauralee E. Martin

Leo Gerard	Alfred E. Osborne, Jr., Ph.D.

L. Patrick Hassey	Teresa M. Sebastian

Keith A. Harvey	Donald J. Stebbins

Jack A. Hockema	Thomas M. Van Leeuwen

Emily Liggett	Brett E. Wilcox

Mr. Hockema, our former CEO, serves as Executive Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below.  Additionally, our current directors have a broad range of tenures, from less than one year to almost 20 years of service, with an average tenure of approximately nine years.  We believe this balances institutional knowledge and experience with new perspectives and ideas.

Strategic Board Skills, Experience and Attributes

Public Board of Directors Experience	Industry-Specific	Economic, Regulatory and/or Policy	Diversity

Leadership /Management	Labor / Talent Management and Development	Financial / Investment	International Industrial

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class III directors expires at the Annual Meeting; the term of our Class I directors will expire at the 2022 annual meeting of stockholders; and the term of our Class II directors will expire at the 2023 annual meeting of stockholders.

Mr. Hassey, whose term expires at the 2021 annual meeting of stockholders, is retiring upon the expiration of his term pursuant our director retirement policy.  As a result, if each of our Class III director nominees is elected, the size of our board of directors will be reduced from 12 to 11 members.

Board Refreshment and Director Succession Planning

We are committed to board refreshment and have added five highly qualified directors, four of whom are independent, to our board since 2018.  The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	5	42%
6-10 Years	1	8%
11+ Years	6	50%

We thoughtfully plan for director succession and board refreshment.  By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•	evaluate the depth and diversity of experience of our board;
•	anticipate and plan for changes, including retirements;
•	constructively engage with the USW;
•	expand and replace key skills and experience that support our strategies;
•	build on our record of board diversity; and
•	maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of our independent lead director and of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.

Board Composition and Diversity

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence and diversity.

Gender Diversity	Ethnic Diversity	Independence
25%	17%	83%

Nominees for Class III Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the three nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than three nominees.

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Set forth below is information about the Class III director nominees, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes or skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the company

David Foster

Director since: June 2009

Committees: ESG and Nominating and Corporate Governance

Age: 73

Other affiliations:

– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing (2006 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts.  Mr. Foster has also served as a visiting scholar at the Massachusetts Institute of Technology since May 2019, working on the Roosevelt Project, a three-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017.  Prior to that, Mr. Foster was Executive Director of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW and with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability.  Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”) in connection with our 2009, 2012, 2015 and 2018 annual meetings of stockholders and again in 2021 in connection with the Annual Meeting. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

Leo Gerard

Director since: September 2019

Committee: ESG

Age: 74

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Gerard served as International President of the USW from 2001 until he retired in July 2019. During that time Mr. Gerard was a co-founder of the BlueGreen Alliance.

QUALIFICATIONS:

The board of directors nominated Mr. Gerard because of his extensive national and international labor experience, experience in Washington D.C. and experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental, regulatory and trade initiatives on U.S. based manufacturers and sustainability.  Mr. Gerard was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement and again in 2021 in connection with the Annual Meeting.

Emily Liggett

Director since: June 2018

Committees: Audit and ESG

Age: 65

Other Public Board Membership:
– Ultra Clean Holdings (2014 - Present)
– Materion Corporation (2020 - Present)

Other Affiliation:
– Member of Advisory Board of Purdue University School of Engineering

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Liggett has served as a strategy consultant and business advisor at Liggett Advisors since January 2019.   Ms. Liggett also served as a seed business coach at the Stanford University for technology-based business from August 2017 to October 2018.  Ms. Liggett served as President and Chief Executive Officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from March 2009 until December 2016, when it was acquired by Regal Beloit. She previously served as President and Chief Executive Officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as President and Chief Executive Officer of Capstone Turbine Corporation, a provider of microturbine systems for clean, continuous distributed energy generation, from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures.  Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a Master of Science degree in engineering and manufacturing systems from Stanford University and a Master of Business Administration degree from the Stanford University Graduate School of Business.

QUALIFICATIONS:

The board of directors nominated Ms. Liggett because of her chief executive officer, management and board experience in a variety of manufacturing companies, as well as her experience managing worldwide businesses, partnerships and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development.

PREVIOUS DIRECTORSHIPS:
– MTS Systems Corporation (2010-2016)

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class I Directors – Term Expiring at the 2022 Annual Meeting

Alfred E. Osborne, Jr.

Lead Independent Director

Director since: July 2006

Committees: Audit, Executive, and Nominating and Corporate Governance (Chair)

Age: 76

Other Public Board Memberships:
– First Pacific Advisor family of seven funds (Capital, Crescent, International Value, New Income, Paramount, Perennial and Source Capital) (1999 - Present)
– Wedbush Capital (1998 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Dr. Osborne is the Senior Associate Dean for external affairs at the UCLA Anderson School of Management, served as Interim Dean from July 2018 to July 2019 and is a Professor of Global Economics and Management since July 2008.  Dr. Osborne was previously the Senior Associate Dean at the UCLA Anderson School of Management from July 2003 to June 2018 and an Associate Professor of Global Economics and Management and served as the Director of the Harold and Pauline Price Center for Entrepreneurial Studies at the UCLA Anderson School of Management.

QUALIFICATIONS:

Dr. Osborne has served on many boards and board committees of public companies and investment funds over a more than 30-year period. During that time, Dr. Osborne worked extensively on the development of board and director best practices, as well as director training and governance programs sponsored by the UCLA Anderson School of Management. Dr. Osborne was one of the original directors selected by a search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 and was selected because of his public company board experience and governance background. During his service on our board of directors, Dr. Osborne has gained an understanding of our company and the environment in which we operate. Dr. Osborne's experience as a director of public companies, as a member of various board committees of public companies, and as an educator in the fields of business management and corporate governance allows him to draw on his experience and offer guidance to our board of directors and management on issues that affect our company, including governance and board best practices.

Teresa Sebastian

Director Since: June 2019

Age: 63

Committees: Audit and Nominating and Corporate Governance

Other Public Board Membership:
– The AES Corporation (January 2021 – Present)

Other Affiliations:
– Member Board of Directors, Assemble Sound, a private company
– Member Board of Directors and Chair of Audit Committee, The United Negro College Fund
– Member Dean’s Advisory Council, University of Michigan School of Literature Sciences and Arts

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Sebastian has been the President and Chief Executive Officer of The Dominion Asset Group, an angel investment and venture capital firm, since June 2015, an adjunct professor for accounting and enterprise risk management at Vanderbilt Law School since August 2017, and an adjunct professor for governance and compliance at the University of Michigan Law School since August 2016.  Ms. Sebastian was previously the Senior Vice President, General Counsel, Corporate Secretary and Internal Audit executive leader, of Darden Restaurants, Inc., a publicly held multi-brand restaurant operator, from October 2010 to March 2015.

Before joining Darden Restaurants, Ms. Sebastian served as Vice President at Veyance Technologies, Inc., a manufacturer and marketer of engineered rubber products, Senior Vice President at Information Resources, Inc., a provider of information, analytics and insights, and held leadership roles in senior management in two regulated companies, DTE Energy Company, and CMS Energy Corporation.  She also held positions in financial analysis at Michigan Consolidated Gas Co., Morgan Stanley, and Bank of America.

QUALIFICATIONS:

The board of directors nominated Ms. Sebastian because of her broad experience and background in management, expertise in corporate governance and matters relating to the Sarbanes-Oxley Act, risk management and compliance, and experience in a wide variety of industries, including manufacturing, finance and data technology.  Ms. Sebastian has significant experience in public and private company capital raising, mergers and acquisitions, and global transactions.  Her service as a board member of a private company, chair of an audit committee for one of the largest non-profits in the U.S., internal audit executive leadership experience and accounting and financial background reinforce her qualification as an audit committee financial expert, ability to understand our financial statements and ability to provide guidance and insight to our board of directors and management regarding business, risk management, accounting and financial issues.  Ms. Sebastian was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2019 annual meeting of stockholders.

Donald J. Stebbins

Director Since: June 2019

Age: 63

Committees: Compensation (Chair), Executive, and Nominating and Corporate Governance

Other Public Board Memberships:
– Snap-on Tools (2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)
– WABCO Holdings, Inc. (2007-2016)

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Thomas M. Van Leeuwen

Director since: July 2006

Committees: Audit, Compensation, and Nominating and Corporate Governance

Age: 64

DESCRIPTION OF BUSINESS EXPERIENCE:

Prior to his retirement in 2002, Mr. Van Leeuwen served as a Director - Senior Equity Research Analyst for Deutsche Bank Securities Inc. Mr. Van Leeuwen also previously served as a Director - Senior Equity Research Analyst for Credit Suisse First Boston and as First Vice President of Equity Research with Lehman Brothers. Mr. Van Leeuwen held the positions of research analyst with Sanford C. Bernstein & Co., Inc. and systems analyst with The Procter & Gamble Company. Mr. Van Leeuwen is also a Chartered Financial Analyst.

QUALIFICATIONS:

Mr. Van Leeuwen was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his experience working with investment banks, including as an analyst in the aluminum industry. Mr. Van Leeuwen's experience as an equity research analyst and service as a director of our company since 2006 allow him to provide guidance and insight to our board of directors and management with respect to financial analyses of our company, whether generated internally or externally, as well as other financial issues, and with respect to the investment community's understanding of our company.  He also qualifies as an audit committee financial expert.

Class II Directors – Term Expiring at the 2023 Annual Meeting

Keith A. Harvey

President and Chief Executive Officer

Director since: 2020

Committee: Executive

Age: 61

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Harvey, see “Executive Officers” below.

QUALIFICATIONS:

Mr. Harvey’s substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business, our industry and the strategic direction for our company.

Jack A. Hockema

Executive Chairman of the Board

Director since: 2001

Committee: Executive (Chair)

Age: 74

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Hockema has served as Executive Chairman of the Board since July 2020 and a director since 2001.  Mr. Hockema served as our CEO from 2001 to July 2020 and as Chairman of the Board from July 2006 to July 2020. He previously served as President of Kaiser Aluminum Corporation (referred to herein as Kaiser) from October 2001 to December 2015, as Executive Vice President of Kaiser and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and as Executive Vice President of Kaiser from May 2000 to October 2001. He served as Vice President of Kaiser from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of Kaiser Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to Kaiser and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of Kaiser from 1977 to 1982, working at our Trentwood facility in Spokane, Washington, and serving as plant manager of our former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left Kaiser to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry. He holds a Master of Science degree in Management and a Bachelor of Science degree in Civil Engineering, both from Purdue University. Mr. Hockema has more than 30 years of experience with Kaiser and more than 50 years in the metals industries, and, as a result, has a depth of experience in the aluminum and metals industries. Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

QUALIFICATIONS:

Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business, our industry and the strategic direction for our company.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)

Lauralee E. Martin

Director since: September 2010

Committees: Audit (Chair), ESG, Compensation, and Executive

Age: 70

Other Public Board Membership:
– Marcus & Millichap, Inc. (August 2019 - Present)

Other Affiliations
– Member of board of directors of QuadReal Property Group (February 2017 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016.  Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013.  She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

PREVIOUS DIRECTORSHIPS:
– ABM Industries (2015 - 2019)
– HCP, Inc. (2008 - 2016)

QUALIFICATIONS:

Having served as both the Chief Financial Officer and the head of the real estate lending group at Heller Financial and having served as the Chief Operating and Financial Officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions.  Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations.  Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

Brett E. Wilcox

Director since: July 2006

Committees: Audit, Compensation, ESG (Chair), and Executive

Age: 67

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was designated by the USW as a director candidate in connection with the search process, and, pursuant to the terms of the Director Designation Agreement, was designated by the USW as a director candidate in connection with our 2008, 2011, 2014, 2017 and 2020 annual meetings of stockholders. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the company's 2021 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.

Although the payout under our 2020 incentive plans was significantly impacted by the severe business conditions resulting from the COVID-19 pandemic, based on management recommendation, the compensation committee did not make any adjustments to our existing incentive programs. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. According, we believe it is appropriate to maintain our existing incentive programs without adjustments to accommodate the negative impact of the COVID-19 pandemic.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•

creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•	correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2020.  The review included consideration of stockholder feedback, the over 95% approval of the 2020 advisory vote to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation.  Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2020 would consist primarily of the following components:

•

a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•

a short-term annual cash incentive (1) payable only if our company achieves a certain Adjusted EBITDA performance level which has continued to increase, resulting in increasingly demanding performance to realize the same or similar payouts year-over-year as more fully described below, (2) adjusted for (a) our safety performance based on our total case incident rate, or TCIR, which is the average number of work-related injuries incurred per 100 workers during a one-year period, as well as lost-time case incident rate, or LCIR, which is the average number work-related injuries that resulted in lost or restricted days or job transfer incurred per 100 workers during a one-year period, (b) our quality performance based on our no-fault claim rate, (c) delivery performance based on our on-time delivery rate, (d) cost performance based on our manufacturing efficiency, and (e) in exceptional and rare instances approved by the compensation committee, individual performance based on individual, facility, and/or functional performance, and (3) capped at three times target; and

•

an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which that vest, if at all, based on our TSR, compared to the TSR of our peers in the S&P 1000 Materials Index, 20% of which that vest, if at all, based on our total controllable cost performance, and

20% of which that vest, if at all, based on our adjusted EBITDA margin performance, each over the 2020-2022 performance period.

Our compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2020, our compensation committee approved the 34-company peer group more fully described in our CD&A with (1) market capitalizations ranging from $255 million to approximately $12.4 billion and a median market capitalization of approximately $1.9 billion, each as of September 2019, and (2) 2018 revenues ranging from $792 million to approximately $3.8 billion and median revenue of approximately $1.8 billion.   Our market capitalization as of December 31, 2020 and revenues for 2020 were $1.6 billion and $1.2 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

In July 2020, Mr. Harvey succeeded Mr. Hockema as CEO and Mr. Hockema transitioned to Executive Chairman of the Board.  The market pay analysis performed by Meridian at the end of December 2020 reflected that the 2020 total target compensation of our CEO was 14% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 1% below the median base salary, (2) short-term incentive target was approximately 3% below the median and (3) long-term incentive target was approximately 19% below the median.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management.  Retirement benefits to our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986 (referred herein as the Code).

For 2020, approximately 80% of the target total compensation of our CEO and former CEO, and approximately 50% to 70% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain financial performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders.  The table below sets forth the best practice compensation features we have adopted as of 2020.

Best Practice Compensation Features
What We Do ✓		What We Don't Do ✘
✓

DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality, delivery and cost performance, as well as individual performance

		✘	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✘	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✘	NO pledging of our securities
✓

DO subject the vesting of approximately 55% (70% for our CEO) of long-term incentive awards to performance targets based on relative TSR and controllable cost, each over a three-year performance period

		✘	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO and non-employee directors and 3x for other executive officers)	✘	NO guaranteed payout for cash incentive compensation
✓	DO maintain a clawback policy for both equity and cash awards	✘	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both of our short-and long-term incentive plans	✘	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✘	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant

We believe our incentive compensation programs are designed to demand continuous improvement in our year-over-year results for our named executive officers to realize the same year-over-year financial benefit under our compensation plans.  We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers.  While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs.  We hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2022 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company.  The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2022.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

Proposal 4 – Approval of Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

General

We are asking stockholders to approve the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, which we refer to as the 2021 Plan. On April 7, 2021, upon recommendation by the compensation committee of our board of directors, our board of directors unanimously approved and adopted, subject to the approval of our stockholders at the 2021 Annual Meeting of Stockholders, the 2021 Plan to succeed the Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan, which we refer to as the 2016 Plan.  The 2016 Plan became effective on May 26, 2016, upon approval by our stockholders.

Our board of directors is recommending that our stockholders vote in favor of the 2021 Plan, which will succeed the 2016 Plan. The 2021 Plan continues to afford the compensation committee of our board of directors the ability to design compensatory awards that are responsive to our needs and includes authorization for a variety of awards designed to advance our interests and long-term success by attracting, motivating and retaining our officers, other employees and non-employee directors, as well as potentially certain non-employees who provide employee-type services to us.

If the 2021 Plan is approved by our stockholders, it will be effective as of the day of the Annual Meeting, and no new awards will be granted under the 2016 Plan on or after that date. Outstanding awards under the 2016 Plan, however, will continue in effect in accordance with their terms. If the 2021 Plan is not approved by our stockholders, no awards will be made under the 2021 Plan, and the 2016 Plan will remain in effect.

Our principal reason for seeking approval of the 2021 Plan is to obtain stockholder approval of the shares of our common stock, par value $0.01 per share, available for awards under the 2021 Plan, as required by the rules of the Nasdaq Stock Market.

The actual text of the 2021 Plan is attached as Appendix B to this Proxy Statement. The following description of the 2021 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B to this Proxy Statement.

Why We Recommend That You Vote for Proposal 4

General

The 2021 Plan authorizes the compensation committee of our board of directors to provide equity-based compensation in the form of stock options, appreciation rights (or SARs), restricted stock, restricted stock units (or RSUs), performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on our common stock or factors that may influence the value of our common stock, plus cash incentive awards, for the purpose of providing our officers and other employees (and those of our subsidiaries), our non-employee directors, and potentially certain non-employees who perform employee-type functions, incentives and rewards for performance. Some of the key features of the 2021 Plan that reflect our commitment to effective management of equity and incentive compensation are described below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2021 Plan is critical to achieving this success. We would be at a competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of our common stock as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for employees, as they link compensation with long-term stockholder value creation and reward participants based on our performance. As discussed in further detail in our CD&A section, equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards relates to the long-term value of our common stock. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.

As of March 31, 2021, 232,320 shares of our common stock remained available for issuance under the 2016 Plan. If the 2021 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders as closely as provided by equity-based awards. Replacing equity-based awards with cash also would increase cash compensation expense and use cash that might be better utilized.

Plan Highlights

•	The 2021 Plan does not utilize so-called “liberal” share counting for options or stock appreciation rights;
•	The 2021 Plan prohibits granting discounted stock options and stock appreciation rights;
•	The 2021 Plan prohibits the repricing of stock options and appreciation rights without stockholder approval;
•	The 2021 Plan has no evergreen features;
•

The 2021 Plan generally provides that, as default treatment, awards will be subject to “double-trigger” vesting upon a change in control, unless otherwise provided for in an award agreement (see further discussion below);

•	The 2021 Plan generally provides that awards will be subject to a one-year minimum vesting or performance period, subject to certain exceptions described in the 2021 Plan;
•	The 2021 Plan does not provide for any tax “gross-ups” for excise taxes payable in connection with a change in control;
•	The 2021 Plan will generally be administered by our independent compensation committee of our board of directors; and
•	Our award agreements with participants under the 2021 Plan are expected to require that awards be subject to certain forfeiture and clawback arrangements.

2016 Plan Information as of March 31, 2021

The following table provides information regarding our 2016 Plan and the number of shares of our common stock outstanding, each as of March 31, 2021:

Total stock options and stock appreciation rights outstanding	0
Total full value awards outstanding*	638,276
Shares available for issuance*	232,320
Total shares of common stock outstanding	15,847,938

_________________

* Reflects the number of performance shares at the maximum performance level.

Equity Overhang and Dilution

The following includes aggregated information regarding the overhang and dilution associated with the 2016 Plan and the potential stockholder dilution that would result if our proposed share pool under the 2021 Plan is approved. The information below is as of March 31, 2021. As of that date, there were approximately 15,847,938 shares of our common stock outstanding.

Equity overhang measures the potential dilutive effects of outstanding and future equity grants and is expressed as a percentage and calculated, as of any particular date, by dividing: (1) the sum of (a) the total number of shares of our common stock underlying outstanding awards and (b) the total number of shares of our common stock available for future grants, by (2) our total number of outstanding shares of common stock. Our equity overhang as of March 31, 2021 was 5.49%.

As of March 31, 2021, shares of our common stock subject to outstanding awards, shares of our common stock available for future awards and equity overhang under the 2016 Plan were as follows:

•	Number of shares of our common stock subject to outstanding stock options: 0 shares of our common stock (0% of our outstanding common stock);
•

Number of shares of our common stock subject to outstanding full value awards (i.e. restricted stock, restricted stock units and performance shares (at maximum)): 638,276 shares of our common stock (4.03% of our outstanding common stock);

•	Total number of shares of our common stock subject to outstanding full value awards: 638,276 shares of our common stock (4.03% of our outstanding common stock);
•	Total number of shares of our common stock available for future awards under the 2016 Plan: 232,320 shares of our common stock (1.47% of our outstanding common stock); and
•

The sum of (1) the total number of shares of our common stock subject to outstanding awards and (2) the total number of shares of our common stock available for future awards under the 2016 Plan: 870,596 shares of our common stock, representing an equity overhang (or maximum potential dilution) of 5.49%.

If the 2021 Plan had become effective and replaced the 2016 Plan as of March 31, 2021, shares of our common stock subject to outstanding awards, shares of common stock available for future awards and equity overhang under the 2016 Plan and the 2021 Plan immediately thereafter would have been as follows:

•	Number of shares of our common stock subject to outstanding stock options under the 2016 Plan: 0 shares of our common stock (0% of our outstanding common stock);
•

Number of shares of our common stock subject to outstanding full value awards (i.e., restricted stock, restricted stock units and performance shares (at maximum)) under the 2016 Plan: 638,276 shares of our common stock (4.03% of our outstanding common stock);

•	Total number of shares of our common stock subject to outstanding awards under the 2016 Plan: 638,276 shares of our common stock (4.03% of our outstanding common stock);
•

Total number of shares of our common stock available for future awards under the 2021 Plan: 757,320 shares of our common stock (4.78% of our outstanding common stock), representing the sum of (1) 232,320 shares of our common stock that remained available for awards under the 2016 Plan immediately prior to its replacement with the 2021 Plan (1.47% of our outstanding common stock) (which reflects the grant of full value awards covering 171,605 shares of our common stock and the cancellation or forfeiture of awards covering 92,405 shares of our common stock in the first quarter of 2021) and (2) 525,000 additional new shares of our common stock requested to be available for future awards under the 2021 Plan (3.31% of our outstanding common stock); and

•

The sum of (1) the total number of shares of our common stock subject to outstanding awards under the 2016 Plan and (2) the total number of shares of our common stock available for awards under the 2021 Plan: shares of our common stock, representing an equity overhang (or maximum dilution potential) of 5.61%.

Based on the closing price per share of our common stock as reported on the Nasdaq Stock Market on March 31, 2021 of $110.50, the aggregate market value of the 525,000 additional new shares of our common stock requested to be available for awards under the 2021 Plan was $58,012,500.

Burn Rate

The burn rate for any particular year is expressed as a percentage and calculated by dividing (1) the sum of (a) the number of shares underlying time-vested full-value awards (for example, awards of restricted stock or restricted stock units) and time-vested stock options granted during such year, (b) the number of shares underlying performance-vested full-value awards (for example, performance shares) earned during such year based on the achievement of applicable management objectives, and (c) the number of shares underlying performance-vested stock options earned during such year based on the achievement of applicable management objectives, by (2) the diluted weighted average number of shares of our common stock outstanding for such year.

The following table sets forth for each of 2018, 2019 and 2020: (1) the number of shares of our common stock underlying time-vested full-value awards granted during such year; (2) the number of shares of our common stock underlying performance-vested full-value awards earned during such year; (3) the sum of such numbers for such year, representing the total number of shares of our common stock burned under the 2016 Plan during such year; and (4) the burn rate, not taking into account forfeitures with respect to time-vested awards, based on our diluted weighted average common stock outstanding of 16,874,298, 16,203,224, and 15,913,001, for 2018, 2019 and 2020, respectively. All awards granted under the 2016 Plan during the last three years have been full-value awards.

Year	Shares Subject to Time-Vested Awards Granted	Shares Subject to Performance-Vested Awards Earned	Total Shares Burned	Burn Rate
2018	74,138	125,674	199,812	1.18%
2019	65,731	77,606	143,337	0.88%
2020	109,556	81,401	190,957	1.20%

Our average annual burn rate for the three-year period 2018-2020, not taking into account forfeitures with respect to time-vested awards, was 1.09%.

Under the 2021 Plan, each of our non-employee directors may elect to receive shares of common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair, with the number of shares to be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the award date of the annual retainers. The burn rates set forth above do not reflect the shares of our common stock issued or delivered to our non-employee directors as a result of such elections. Our non-employee directors received 1,954, 2,850 and 5,015 shares of our common stock in lieu of annual cash retainers in 2018, 2019 and 2020, respectively.

Anticipated Share Usage

In determining the number of shares of our common stock to request for approval under the 2021 Plan, our management team worked with Meridian, the compensation committee’s independent compensation consultant and the compensation committee of our board of directors to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2021 Plan.

If the 2021 Plan is approved, we intend to utilize the shares authorized under the 2021 Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares of our common stock requested in connection with the approval of the 2021 Plan combined with the shares available for future awards will last for about five years, based on our historic grant rates and anticipated future payout levels, but could last for a shorter or longer period of time if actual practice does not match historic rates. For example, if our share price decreases materially, the shares available for future awards could last for a shorter period and, conversely, if our share price increases materially, the shares available for future awards could last for a longer period. As noted in “ - Summary of Other Material Terms of the 2021 Plan” below, the compensation committee of our board of directors would retain full discretion under the 2021 Plan to determine the number and amount of awards to be granted under the 2021 Plan, subject to the terms of the 2021 Plan, and future benefits that may be received by participants under the 2021 Plan are not determinable at this time, except with respect to certain grants to non-employee directors that are expected to be made immediately following the Annual Meeting (as described below).

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this Proposal 4, stockholders should consider all of the information in this Proposal 4.

Key Features of the 2021 Plan

Administration

The 2021 Plan will generally be administered by the compensation committee of our board of directors, as further described in “ - Summary of Other Material Terms of the 2021 Plan - Administration” below.

Reasonable Plan Limits

Subject to adjustment as described in the 2021 Plan, the aggregate number of shares of our common stock available for awards granted under the 2021 Plan is limited to 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards, as described in “ - Limited Share Recycling Provisions” below. Shares of our common stock delivered in respect of grants under the 2021 Plan may be shares of original issuance, treasury shares or a combination of the two.

Subject to adjustment as described in the 2021 Plan, the 2021 Plan also provides for the following individual limits:

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the aggregate number of shares of our common stock actually issued or transferred upon the exercise of “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”) will not exceed 525,000 shares of our common stock;

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no non-employee director will be granted, in any period of one calendar year, compensation for such service having an aggregate maximum value in excess of $700,000 (or, for an independent chair of the Board, $1,400,000); and

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up to 5% of the maximum number of shares of our common stock available for awards under the 2021 Plan may be used for awards under the 2021 Plan that do not at grant comply with the one-year minimum vesting or performance period requirements (as further described below) applicable to such awards.

Allowances for Conversion Awards and Assumed Plans

Shares of our common stock issued or transferred under awards granted under the 2021 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2021 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2021 Plan, under circumstances further described in the 2021 Plan, but will not count against the aggregate share limit or other 2021 Plan limits described above.

Share Recycling Provisions

If any award granted under the 2021 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of our common stock subject to the award will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available under the 2021 Plan. If, after the effective date of the 2021 Plan, any shares of our common stock subject to an award granted at any time under the 2016 Plan are then forfeited, or an award granted at any time under the 2016 Plan is then cancelled or forfeited, expires, is unearned or is settled in cash (in whole or in part), the shares of our common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, unearned amount or cash settlement, also be available for awards under the 2021 Plan.

The following shares of our common stock will not be added (or added back, as applicable) to the aggregate number of shares of our common stock available under the 2021 Plan: (1) shares withheld by us, or tendered or otherwise used, in payment of the exercise price of an option; (2) shares withheld by us, or tendered or otherwise used, to satisfy tax withholding obligations with respect to options or SARs; (3) shares subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR upon the exercise thereof; and (4) shares that are repurchased by us with stock option proceeds. The following shares of our common stock will be added (or added back, as applicable) to the aggregate number of shares of common stock available under the 2021 Plan: shares withheld by us, or tendered or otherwise used, to satisfy tax withholding obligations with respect to any awards other than options or SARs.

Minimum Vesting Periods

The 2021 Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of shares of our common stock available under the 2021 Plan may be granted, awards granted under the 2021 Plan (other than cash-based awards) shall vest no earlier than after one year, unless our compensation committee specifically provides for those restrictions to lapse sooner, including by virtue of the death, disability or termination of employment of a participant (provided that in the event of a change in control the award shall be subject to the Double-Trigger Change in Control treatment described herein unless otherwise provided for in an award agreement, as further described below); provided, however, that (1) awards granted in connection with awards that are assumed converted or substituted in a transaction as provided in the 2021 Plan, (2) shares of common stock delivered in lieu of fully vested cash obligations, and (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting will not be subject to the minimum vesting requirement.

Change in Control Treatment

The 2021 Plan also provides that, as a default provision, in the event of a change in control, unless otherwise provided in an award agreement, all outstanding awards granted under the 2021 Plan will vest only where either (1) within a specified period of time the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a “Double-Trigger Change in Control”). Under this default provision, unless otherwise provided in an award agreement, performance-based awards that vest upon a change in control of Kaiser would vest based on the actual achievement of the applicable management objectives as if the applicable performance period ends on the trading day immediately preceding the change in control of Kaiser, pro-rated for the number of days that lapse during the period of time from the first day of the performance period and continuing through the date of the change in control of Kaiser.

Please note, however, that Kaiser’s current form award agreements provide for single-trigger change in control vesting, meaning the default Double-Trigger Change in Control treatment does not apply to any awards granted on such forms.

The 2021 Plan includes a definition of “change in control,” which is set forth in “ - Summary of Other Material Terms of the 2021 Plan - Change in Control” below.

No Repricing or Cash Buyouts Without Stockholder Approval

The repricing or exchange for cash or other awards of stock options and SARs (outside of certain corporate transactions or adjustment events described in the 2021 Plan) is prohibited without stockholder approval under the 2021 Plan.

No Discounted Options or SARs

The 2021 Plan provides that, except with respect to converted, assumed or substituted awards as described in the 2021 Plan, no stock options or SARs will be granted with an exercise or base price, less than the fair market value of our common stock on the date of grant.

Summary of Other Material Terms of the 2021 Plan

Administration

The 2021 Plan will generally be administered by the compensation committee of our board of directors (or its successor), or any other committee of our board of directors designated by our board of directors to administer the 2021 Plan. References to the “Committee” in this Proposal 4 refer to the compensation committee of our board of directors or such other committee designated by our board of directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2021 Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the 2021 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2021 Plan (or related document), will be final and conclusive. To the maximum extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more of our agents or advisors, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2021 Plan, authorize one or more of our officers to (1) designate employees to be recipients of awards under the 2021 Plan and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to our officers for awards granted to certain employees or other persons who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility

Any person who is selected by the Committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act), and non-employee directors of Kaiser, may also be selected to participate in the 2021 Plan. As of March 31, 2021, there were approximately 82 employees, 0 other service providers and 10 non-employee directors of Kaiser eligible to participate in the 2021 Plan. The basis for participation in the 2021 Plan is being eligible and selected by the Committee or its designee to receive a grant thereunder.

Shares Available for Awards and Plan Limitations

Subject to adjustment as described in the 2021 Plan, the aggregate number of shares of our common stock available for awards granted under the 2021 Plan is limited to 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards, as further described in “- Key Features of the 2021 Plan - Limited Share Recycling Provisions” above.

The 2021 Plan also includes certain other share limits, as further described in the “Key Features of the 2021 Plan - Reasonable Plan Limits” section above.

Share Counting

The aggregate number of shares of our common stock available for issuance under the 2021 Plan will be reduced by one share for every one share subject to an award granted under the 2021 Plan, as further described in " - Key Features of the 2021 Plan - Allowances for Conversion Awards and Assumed Plans” and “ - Key Features of the 2021 Plan - Limited Share Recycling Provisions” above.

Types of Awards

Pursuant to the 2021 Plan, we may grant stock options (including Incentive Stock Options), SARs (including tandem appreciation rights and free-standing appreciation rights), restricted stock, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our common stock.

Each grant of an award under the 2021 Plan will be evidenced by an award agreement which will contain such terms and provisions as the Committee may determine, consistent with the 2021 Plan. A brief description of the types of awards which may be granted under the 2021 Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of our common stock at a stated exercise price upon exercise of the stock option. Stock options granted under the 2021 Plan may consist of Incentive Stock Options, non-qualified stock options or a combination of both. Incentive Stock Options may only be granted to our employees and employees of our subsidiaries. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. No stock option granted under the 2021 Plan may be exercised more than 10 years from the date of grant.

Each grant of stock options will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including the number of shares of our common stock subject to such stock option and any vesting and forfeiture provisions. Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options.

Any grant of stock options may provide for the continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant. Stock options granted under the 2021 Plan may not provide for dividends or dividend equivalents.

Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to us, or wire transfer of immediately available funds; (2) the actual or constructive transfer to us of shares of our common stock owned by the participant (or certain other consideration permitted under the 2021 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which shares of our common stock otherwise issuable upon exercise of a stock option will be withheld; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. The exercise of stock options will result in the cancellation on a share-for-share basis of any tandem appreciation rights, as described below.

Appreciation Rights (or SARs). The Committee may authorize the granting of appreciation rights, including free-standing appreciation rights and tandem appreciation rights. A free-standing appreciation right is a right granted to any participant to receive from us an amount equal to 100%, or a lesser percentage as determined by the Committee, of the spread between the base price specified in the award agreement and the value of the shares of our common stock subject to the award on the date of exercise. Each grant of a free-standing appreciation right will contain a base price, which (except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries) may not be less than the market value per share of our common stock on the date of grant. A tandem appreciation right is a right granted to the holder of a stock option, exercisable only by surrender of the related stock option, to receive from us an amount equal to 100%, or a lesser percentage as determined by the Committee, of the spread between the base price and the value of the shares of our common stock subject to the related stock option on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, except that any tandem appreciation rights awarded in relation to Incentive Stock Options must be granted concurrently with the Incentive Stock Options. Tandem appreciation rights may only be exercised at a time when the related stock options are also exercisable and the spread is positive, and by the surrender of the related stock options.

Each grant of appreciation rights will be evidenced by an award agreement which will describe such appreciation rights, identify the related stock options (if applicable), and may contain other applicable terms and conditions of such award, including any vesting and forfeiture provisions. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to the exercise of such rights. Appreciation rights granted under the 2021 Plan may not provide for dividends or dividend equivalents.

Any grant of appreciation rights may provide for continued vesting or the earlier vesting of such rights, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Each grant of appreciation rights may specify that the amount payable by us on exercise will be paid in cash, shares of our common stock or a combination thereof. No appreciation rights may be exercised more than 10 years after the date of grant. We may make successive grants of appreciation rights to the same participant regardless of whether any previously granted appreciation rights remain unexercised.

Restricted Stock. The grant or sale of restricted stock constitutes an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of a share of our common stock on the date of grant.

Each grant or sale of restricted stock will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares. Each grant or sale of restricted stock may require that any or all dividends or other distributions paid on restricted shares of our common stock that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock subject to restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Any grant or sale of restricted stock may provide for the continued vesting or earlier vesting of restrictions on such restricted stock, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Restricted Stock Units (or RSUs). Restricted stock units awarded under the 2021 Plan constitute an agreement by us to deliver shares of our common stock, cash or a combination thereof to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common stock on the date of grant. During the restriction period applicable to the RSUs, the participant will have no right to transfer any rights under the award and will have no ownership rights, including voting rights, in the shares of our common stock underlying such RSUs. For any award of RSUs, the Committee may provide that rights to dividend equivalents are part of any RSU on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional shares of our common stock. However, dividend equivalents or other distributions on shares of our common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Each grant of RSUs will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of RSUs will specify the time and manner of payment of RSUs that have been earned, including whether the amount payable with respect to such RSUs will be paid in cash, shares of our common stock or a combination of the two.

Any grant or sale of RSUs may provide for the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the 2021 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant.

Each grant of performance shares, performance units or cash incentive awards will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant may specify with respect to the management objectives the minimum acceptable level(s) of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level(s), or is at or above the target level(s) but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by us in cash, shares of our common stock, shares of restricted stock, RSUs, or any combination thereof. A grant of performance shares may, as determined by the Committee at the time of grant, provide for the payment of dividend equivalents either in cash or in additional shares of our common stock, but subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

The performance period with respect to a cash incentive award, performance share or performance unit will be a period of time determined by the Committee on the date of grant. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of the retirement, death, disability or termination of employment or service of a participant.

Other Awards. The Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock or factors that may influence the value of our common stock, including convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon performance of Kaiser or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of our common stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of Kaiser. Each grant of Other Awards will be evidenced by an award agreement which will specify the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Shares of our common stock delivered under an Other Award in the nature of a purchase right under the 2021 Plan will be purchased for such consideration, paid for at such time, by such methods and in such forms, including shares of our common stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2021 Plan. The Committee may also grant shares of our common stock as a bonus, or may grant Other Awards in lieu of our or any of our subsidiaries’ obligations to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant.

It is expected that, consistent with historical practice under the 2016 Plan, non-employee directors will be permitted under the 2021 Plan to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair or Lead Independent Director. See note 2 to the table in “ - New Plan Benefits” below for additional information. The shares of our common stock received by our non-employee directors in lieu of annual cash retainers will not be subject to vesting requirements based on the passage of time or the achievement of performance objectives.

Change in Control

The 2021 Plan provides, in a default provision, for “double-trigger” acceleration with respect to the vesting of awards in connection with a change in control of Kaiser unless otherwise provided in an award agreement as further described in “ - Key Features of the 2021 Plan - Minimum Vesting Periods/Change in Control Treatment” above. Please note, however, that Kaiser’s current form award agreements provide for single-trigger change in control vesting, meaning the default Double-Trigger Change in Control treatment does not apply to any awards granted on such forms. In general, except as may be otherwise prescribed by the Committee in any award agreement, a “change in control of Kaiser” will be deemed to have occurred upon the occurrence of any of the following events:

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The acquisition by any person or group of beneficial ownership of 35% or more the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions as described in the 2021 Plan;

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Individuals who constituted our board of directors on the effective date of the 2021 Plan cease for any reason to constitute at least a majority of our board of directors, unless their replacements are approved as described in the 2021 Plan;

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Kaiser closes certain reorganizations, mergers, or consolidations, or certain sales or other dispositions of all of the assets of Kaiser or certain acquisitions of assets of another corporation or entity or certain other transactions, as further described in the 2021 Plan and subject to certain exceptions as described in the 2021 Plan; or

•	Kaiser’s stockholders approve its complete liquidation or dissolution, subject to certain exceptions as described in the 2021 Plan.

Performance-Based Awards

The 2021 Plan permits Kaiser to grant any awards set forth above subject to the achievement of specified management objectives.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2021 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within Kaiser or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, or divisions, departments, regions, functions or other organizational units within such other companies or subsidiaries, and may be made relative to an index or one or more of the performance objectives themselves.

Transferability of Awards

Except as otherwise provided by the Committee, no award made under the 2021 Plan or dividend equivalents paid with respect to such awards may be transferred by a participant except (1) for no consideration to immediate family members (as defined in the 2021 Plan) or to a bona fide trust, partnership, or other entity controlled by and for the benefit of one or more immediate family members, or (2) by will or the laws of descent and distribution. In no event will any such award granted under the 2021 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify at the date of grant that all or part of the shares of our common stock that are subject to awards under the 2021 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions

With respect to awards granted under the 2021 Plan, the Committee will make or provide for such adjustments in the (1) number of shares of our common stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units, (2) if applicable, number of shares of our common stock covered by Other Awards, (3) exercise or base price provided in outstanding stock options and appreciation rights, (4) kind of shares covered thereby, (5) cash incentive awards, and (6) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Kaiser, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control (provided that in the event of a change in control the awards shall be subject to the Double-Trigger Change in Control treatment described herein unless otherwise provided for in an award agreement), the Committee will provide in substitution for any or all outstanding awards under the 2021 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option and appreciation right with an exercise or base price greater than the consideration offered in connection with any such transaction or event or change in control of Kaiser, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. Except as otherwise provided for in an award agreement, all outstanding awards granted under the 2021 Plan will vest upon a Double-Trigger Change in Control, as described in “ - ‘Double-Trigger’ Accelerated Vesting upon Change in Control.” The Committee will also make or provide for such adjustments to the number and kind of shares available for issuance under the 2021 Plan and the share limits of the 2021 Plan, as the Committee in its sole discretion in good faith determines to be appropriate in connection with such transaction or event. However, any adjustment to the number of shares of our common stock that may be issued upon the exercise of an Incentive Stock Option will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing

Except in connection with certain corporate transactions or changes in the capital structure of Kaiser as described in the 2021 Plan, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights in exchange for cash, Other Awards, or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without stockholder approval. The 2021 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our stockholders.

Detrimental Activity and Recapture

Any award agreement may reference a clawback policy of ours or provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity. In addition, any award agreement may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any award or shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common stock may be traded.

Grants to Non-U.S. Based Participants

In order to facilitate the making of any grant or combination of grants under the 2021 Plan, the Committee may provide for such special terms for awards made to participants who are foreign nationals, who are employed by us or a subsidiary outside of the United States of America or who provide services to us or a subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2021 Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes. However, no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the 2021 Plan, as then in effect, unless the 2021 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding Taxes

To the extent we are required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2021 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of our common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of our common stock having a value equal to the amount required to be withheld. When a participant is required to pay us an amount required to be withheld under applicable income and employment tax laws, Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of our common stock having a value equal to the amount required to be withheld or by delivering to us other shares of our common stock held by such participant. In no event will the market value of the shares of our common stock to be withheld or delivered to us in order to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld, except as otherwise determined by the Committee and provided in the 2021 Plan. The shares used for tax withholding will be valued at an amount equal to the market value of our common stock on the date the benefit is to be included in participant’s income. We may also require participants to make arrangements for the payment of any withholding tax obligations that may arise in connection with the disposition of shares of our common stock acquired upon the exercise of stock options.

No Right to Continued Employment

The 2021 Plan does not confer upon any participant any right with respect to continuance of employment or service with Kaiser or any of its subsidiaries, nor will the 2021 Plan interfere with any right that we or any of our subsidiaries would otherwise have to terminate any participant’s employment or other service at any time.

Effective Date

The 2021 Plan will become effective on the date it is approved by Kaiser’s stockholders. No grants will be made under the 2016 Plan on or after the date on which our stockholders approve the 2021 Plan, but outstanding awards granted under the 2016 Plan will continue unaffected following such date.

Amendment and Termination

The Board generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment, for purposes of the applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2021 Plan) (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2021 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2021 Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2021 Plan (and notwithstanding the 2021 Plan’s minimum vesting requirements), including in the case of termination of employment or service, in the case of unforeseeable emergency or other circumstances, the Committee may accelerate the vesting of certain awards granted under the 2021 Plan.

Our board of directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2021 Plan more than 10 years after the effective date of the 2021 Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the 2021 Plan.

New Plan Benefits

The Committee generally expects to grant restricted stock units under the 2021 Plan to our non-employee directors immediately following the Annual Meeting, provided that the stockholders approve the 2021 Plan. The Committee generally does not expect to grant equity awards under the 2021 Plan to any employees (including our executive officers) immediately following the Annual Meeting. However, the grants expected to be made to our non-employee directors immediately following the Annual Meeting are not approved, and may not actually be made, and the Committee may grant equity awards to our employees according to the Committee’s discretion.

The following table provides information about the grants that are expected to occur immediately following the Annual Meeting:

Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan

Name and Principal Position	Dollar Value ($)	Number of Shares
Keith A. Harvey	-	-
President and CEO
John M. Donnan	-	-
Chief Administrative Officer and General Counsel
Neal E. West	-	-
Executive Vice President and Chief Financial Officer
Jason Walsh	-	-
Senior Vice President – Manufacturing
Blain Tiffany	-	-
Senior Vice President – Sales and Marketing
Executive officers, as a group (1)	-	-
Non-employee directors, as a group (2)	$1,250,000	-
All employees (other than executive officers), as a group (3)	-	-

_________________

(1)	None of our executive officers are expected to receive an award under the 2021 Plan immediately following the Annual Meeting.

(2)

Immediately following the Annual Meeting, pursuant to our director compensation policy, each of our 10 non-employee directors is expected to receive a grant of restricted stock units having a value equal to $125,000. The number of shares subject to such grants will be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the date of such grants. It is also expected that, under the 2021 Plan, each of our non-employee directors will be permitted to elect to receive shares of common stock in lieu of any or all of his or her annual cash retainer to be awarded immediately following the Annual Meeting, including retainers for serving as Lead Independent Director or a committee chair, with the number of shares to be determined based on a per share price equal to the average of the closing prices per share of our common stock as reported on the Nasdaq Stock Market for the 20 trading days prior to the award date of the annual retainers. As of the date of this Proxy Statement, it is not possible to determine the number of shares of our common stock that will be issued or transferred to non-employee directors as a result of elections to receive shares of our common stock in lieu of annual retainers because such elections have not yet been made.

(3)	None of our employees, including our officers who are not executive officers, are expected to receive an award under the 2021 Plan immediately following the Annual Meeting.

Other than with respect to the grants set forth in the table above, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2021 Plan because the grant and actual payout of awards under the 2021 Plan are subject to the discretion of the Committee.

United States Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2021 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2021 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient may instead elect under Section 83(b) of the Code within 30 days of the date of transfer of the shares to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of the restricted stock. If a Section 83(b) election has not been made, any dividend received with respect to the restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of our common stock received.

Nonqualified Stock Options. In general:

•	no income will be recognized by a participant at the time a non-qualified stock option is granted;
•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of our common stock and the fair market value of the shares of our common stock, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of our common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an Incentive Stock Option. If shares of our common stock are issued to the participant pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares of our common stock to the participant, then upon sale of such shares of our common stock, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of our common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares of our common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received.

Restricted Stock Units. No income generally will be recognized by a participant upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are issued or transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to Kaiser or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, Kaiser or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Vote Required

Stockholder approval of the 2021 Plan requires a favorable vote of a majority of the Shares present (in person or by proxy), entitled to vote on the subject matter and actually voted on the proposal at the 2021 Annual Meeting. If our stockholders do not approve the 2021 Plan, the 2021 Plan will have no effect. In such case, the 2016 Plan will remain in effect.

Registration with the Securities and Exchange Commission

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the 2021 Plan with the Securities and Exchange Commission pursuant to the Securities Act, as soon as practicable after approval of the 2021 Plan by our stockholders.

The board of directors recommends a vote "FOR" the approval of the 2021 Plan.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and ESG committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investor Relations - Corporate Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Corporate Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 83% of the directors are independent; 100% of the audit committee, compensation committee and nominating and corporate governance committee are independent
	✓	Diverse in perspective and background - 25% of our directors are gender diverse and 17% of our directors are ethnically diverse
	✓	Separate CEO and Chairman roles
	✓	Strong lead independent director
Board Practices and Policies	✓	Robust annual board and committee assessments with external and/or internal resources
	✓	Majority vote standard in uncontested director elections
	✓	Executive session of independent directors without management present at every board and committee meeting
	✓	Commitment to board refreshment - five new highly qualified individuals (four independent) have joined the board since 2018
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
	✓	Strong equity ownership and retention requirements for directors
Stockholder Engagement	✓	Regular engagement by management with stockholders to discuss our performance, governance structure, compensation practices and other ESG initiatives, as well as other matters

Board Leadership Structure

In July 2020, in connection with Mr. Harvey’s succession as CEO, we separated the roles of CEO and Chairman of the Board of our company.  Mr. Hockema, our former CEO, serves as Executive Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. We believe that Mr. Hockema's substantial experience with our company and in the metals industries, the independence of the other directors, our governance structure and the interaction between and among Mr. Hockema, Mr. Harvey, our Lead Independent Director and the other directors make our board leadership structure the most appropriate for our company and our stockholders.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors when the chairman of the board is not independent, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of Mr. Harvey and our management independently and objectively. The responsibilities of our Lead Independent Director include:

•	establishing the agenda for executive sessions;
•	calling a meeting of independent directors upon the request of a majority of independent directors;

•	serving as a liaison between our independent directors and Executive Chairman of the Board;
•	presiding at meetings of our independent directors;
•	soliciting advice and input from our independent board members; and
•

routinely meeting and conferring with our CEO and Executive Chairman of the Board to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, ESG (formerly talent development) and nominating and corporate governance committees consists solely of independent directors. The chair of each committee serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required.  Finally, under our bylaws, special meetings of our board of directors may be called by a majority of our board members, 10 of 12 of whom are currently independent.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise topics that are not on the agenda at any meeting of our board of directors.  In addition, our independent directors are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around all of our meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures.  The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies and incentivizing the conduct of our business in a manner consistent with our corporate values and implementing our clawback policies. The ESG committee of our board of directors is responsible for overseeing our ESG risks, including overseeing our overall approach to ESG principles and related disclosures, reviewing and evaluating the succession planning of our executive officers (other than the CEO), and reviewing the diversity of our management and workforce and our approach to diversity, equity and inclusion.

In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas, including by way of example, the COVID-19 pandemic, our COVID-19 contingency planning and health and safety measures implemented to protect our employees. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and our full board of directors regarding this process.

Information Security

We employ information systems to support our business.  As is the case for other manufacturing companies of comparable size and scope, we, from time to time, experience attempted cyber-attacks on our information system.  We also face risks associated with other potential significant failures or disruptions of our information technology networks. We utilize a risk-based, multi-layered information security approach following the National Institute of Standards and Technology Cybersecurity Framework and have adopted and implemented an approach to identify and mitigate information security risks that we believe is commercially reasonable for manufacturing companies of our size and scope, including many of the best practices of the National Institute of Standards and Technology Cybersecurity Framework.

Our information security performance and recent cybersecurity industry trends are reviewed by management, including our Chief Information Officer (“CIO”) at least monthly and are reported to and reviewed by each of the audit committee and the full board of directors throughout the year.  Our entire board of directors is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and control information security risks.

We regularly engage independent third parties to test our information security processes and systems as part of our overall enterprise risk management. We also conduct annual information security training to ensure employees are aware of information security risks and to enable them to take steps to mitigate those risks. As part of this program, we also take reasonable steps to ensure our executive management and employees, including any employee who may come into possession of confidential financial information, receive appropriate information security awareness training.

To date, no attempted cyber attack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our operations or financial results, or in any penalties or settlements. In the event an attack or other intrusion were to be successful, we have a response team of internal and external resources engaged and prepared to respond.  We also have cyber risk insurance policy designed to help us mitigate risk exposure by offsetting costs involved with recovery and remediation in the event of a successful attack or other intrusion.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by our directors concerning their backgrounds, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Liggett, Martin and Sebastian and Messrs. Foster, Gerard, Hassey, Osborne, Stebbins, Van Leeuwen and Wilcox, representing 10 of our 12 directors, satisfies the general independence criteria. The two remaining directors, Messrs. Harvey and Hockema, cannot meet the independence requirement as our CEO and former CEO, respectively. In making such determination, our board of directors considered the relationships that each of our directors had with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

•	the USW has been a good steward of its rights under the Director Designation Agreement;
•	the nominees of the USW have made significant contributions to our board of directors;
•	the Director Designation Agreement reflects the constructive relationship between the USW and our company; and
•

the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane, Washington and Newark, Ohio facilities, in December 2019, the Director Designation Agreement which was set to expire on December 31, 2020 was extended to December 31, 2025. Under the Director Designation Agreement, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW, except that we have the ability to increase the size of the board of directors from 10 to up to 12 members without increasing the number of candidates that the USW has the right to designate for nomination.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the recommendation and include the candidate in the slate of directors that the board of directors recommends.  Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors that have been nominated by the USW are Messrs. Foster, Gerard and Wilcox and Ms. Sebastian.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; an ESG committee, formerly the talent development committee; and a nominating and corporate governance committee.

The following table sets forth the current chair and members of each committee of our board of directors, the number of meetings each committee held during 2020, and the number of times each committee acted by unanimous written consent.

Committee	Members	Number of Meetings Held in 2020
Executive Committee (1)(2)(3)	Jack A. Hockema (Chair)	2
	Keith A. Harvey
	Lauralee E. Martin
	Alfred E. Osborne, Jr.
	Donald J. Stebbins
	Brett E. Wilcox
Audit Committee (4)	Lauralee E. Martin (Chair)	6
	Emily Liggett
	Teresa M. Sebastian
	Thomas M. Van Leeuwen
	Brett E. Wilcox
Compensation	Donald J. Stebbins (Chair)	5
Committee (2)(3)	L. Patrick Hassey
	Lauralee E. Martin
	Thomas M. Van Leeuwen
	Brett E. Wilcox
ESG Committee	Brett E. Wilcox (Chair)	2
	David Foster
	Leo Gerard
	L. Patrick Hassey
	Emily Liggett
	Lauralee E. Martin
Nominating and	Alfred E. Osborne, Jr. (Chair)	6
Corporate Governance	David Foster
Committee	Teresa M. Sebastian
	Donald J. Stebbins
	Thomas M. Van Leeuwen

___________________

(1)	Mr. Harvey joined the Executive Committee in July 2020 in connection with his appointment as CEO.
(2)	Mr. Stebbins was appointed as Chair of the Compensation Committee and a member of the Executive Committee in June 2020.
(3)	Mr. Van Leeuwen served as Chair of the Compensation Committee and a member of the Executive Committee until June 2020.
(4)	Dr. Osborne served as a member of the Audit Committee until June 2020.

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.  The executive committee of our board of directors is comprised of our CEO, executive chairman of the board of directors, lead independent director and the chair of each of the other outstanding committees of our board of directors.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of the chairman of our board of directors and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

•	establishing hiring policies for employees or former employees of the independent accounting firm;
•	reviewing our systems of internal accounting controls;
•	discussing risk management policies;
•	approving related-party transactions;
•	establishing procedures for complaints regarding financial statements or accounting policies; and
•	performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee members may have participated in the preparation of our financial statements during the three years prior to their appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one such director is appropriately qualified.

Our board of directors has determined that all five members of the audit committee (1) meet the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that Mmes. Liggett, Martin and Sebastian and Messrs. Van Leeuwen and Wilcox satisfy the financial sophistication criteria described above and satisfy the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

•

administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan) and our 2021 Plan, once approved by our stockholders;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing director compensation; and
•	performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of the other members of senior management reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence.  Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources and legal departments.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act.  Our board of directors has determined that all five members of the compensation committee meet the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

None of Ms. Martin or Messrs. Hassey, Stebbins, Van Leeuwen or Wilcox, the members of the compensation committee during 2020, (1) was an officer or employee of our company during 2020, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the Securities and Exchange Commission with respect to certain relationships and related-party transactions.  Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

ESG Committee

The ESG committee (formerly known as the talent development committee) of our board of directors coordinates the environmental, social and governance efforts among all the board committees and assists the board of directors in discharging its responsibilities relating to management succession planning and oversight of leadership and talent development. We consider leadership a priority throughout the company and recognize that, over the long term, our commitment to the sustainability of our business and creation of long-term value for our stakeholders provide competitive advantages.

The ESG committee was formed in 2014 to review and evaluate (1) the succession planning for our executive officers, other than our CEO, whose succession is discussed routinely during board executive sessions, and (2) the leadership and development training of key employees with the potential to succeed our executive officers, including the progression and development of such key employees. The ESG committee meets with our CEO to review its observations and management’s criteria for evaluating the performance and advancement potential of key employees and regularly reports its activities to our board of directors. In April 2021, although ESG has been an integral part of our Board’s overall risk management oversight previously, our Board expanded the scope of duties and responsibilities of the former talent development committee to provide more focused oversight of the company’s strategic ESG activities and initiatives, consistent with our corporate values, while continuing to provide oversight to our executive succession planning, human capital development, the diversity of our management and workforce and our diversity, equity and inclusion initiatives.  The expanded duties and responsibilities include (1) the review, on a periodic basis, of our corporate values and key initiatives supporting such corporate values, (2) the coordination with the nominating and corporate governance committee on governance matters impacting our ESG principles and (3) the oversight of the preparation and publication of our annual sustainability reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when the members of the board of directors:

•	exhibit strong leadership in their particular fields or areas of expertise;
•	possess the ability to exercise sound business judgment;
•	have strong educational backgrounds or equivalent life experiences;
•	have substantial experience both in the business community and outside the business community;
•	contribute positively to the existing collaborative culture among members of our board of directors;
•	represent the best interests of all of our stockholders and not just one particular constituency;
•	have experience as senior executives of a company of significant size or prominence or another business or organization comparable to our company;
•	possess skills and experience which make them desirable additions to a standing committee of our board of directors;
•	consistently demonstrate integrity and ethics in their professional and personal lives; and
•

have the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which they are a member.

Other duties and responsibilities of the nominating and corporate governance committee include:

•	assisting in management succession planning, including with respect to our CEO, executive chairman director of our board of directors and lead independent director;
•	considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;
•	evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;
•	making recommendations to our board of directors regarding the appropriate size of our board of directors; and
•	performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then such director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

•	proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;
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a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;

•

the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;

•

a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;

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with respect to the director candidate, (1) his or her name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by him or her, (3) a resume or similar document detailing his or her personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the Securities and Exchange Commission or the rules of the Nasdaq Stock Market; and

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a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Board and Committee Meetings and Consents in 2020

During 2020, our board of directors held seven meetings and acted by unanimous written consent five times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period he or she was a director in 2020 and that each committee on which he or she served held during the period he or she served on such committee in 2020.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2020 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board and committee assessments using internal and/or external resources.  Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors and its committees are functioning effectively. The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate.

In addition to the evaluation performed by the nominating and corporate governance committee with respect to whether an incumbent director should be nominated for re-election to the board of directors upon expiration of such director's term, in 2020, our board of directors conducted an annual self-evaluation through the completion of an open-ended survey by each of our directors.  The results from the survey were summarized and reviewed with the nominating and corporate governance committee and the full board. In addition, we meet with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder feedback and insights and believe that accountability to stockholders is an essential component of good governance.  We engage in ongoing, proactive discussions of a variety of topics, including our strategy and performance, business operations, capital allocation, corporate governance and environmental matters, with significant stockholders throughout the year. Such discussions are held year-round and include our CEO, executive chairman of our board of directors, lead independent director and/or other members of senior management. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors.  Our board of directors reviews the feedback and determines whether additional discussion and actions are necessary by the full board or any board committees. In 2020, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 50% of shares outstanding on matters relating to our long-term business strategy and performance, our executive leadership succession, our annual Sustainability Report and related corporate governance, executive compensation and ESG matters, in addition to our recently completed acquisition of Warrick.  In addition, we utilize investor surveys to provide us with additional insight into the perceptions of our broader investor-base, across a wide range of topics.  This information is also reviewed by members of our senior management and the full board of directors.  The feedback from our stockholders continues to reflect that they are generally satisfied with our performance and the design of our executive compensation program.

Sustainable Value Creation

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. We issued annual Sustainability Reports beginning in 2019 to highlight our culture, corporate values and sustainability initiatives. Below are highlights of our efforts to continue to be a valued corporate citizen:

People and Communities	Environment

Our talented workforce is a key factor underlying our success. We are committed to treating our employees with dignity and respect and strive to be the employer of choice by:

●  Attracting, developing, promoting and retaining the best people from all cultures and segments of the population based on ability

●  Providing an environment of diversity, equity, inclusion, empowerment, responsibility and accountability

●  Protecting the health and safety of our employees including:

•  Implementing corporate wellness programs

•  Incorporating safety performance in our executive compensation program

•  Providing focused safety training

•  Assessing and measuring our safety performance using TCIR and LCIR, as well as leading indicators such as internal and third party audits and assessments

•  Identifying and monitoring safety improvements in our high hazard areas to ensure compliance and progress

●  Developing and empowering our employees through:

•  The Kaiser Leadership Program, an internally developed program emphasizing our values, expectations and business practices

•  Metallurgy training, development and mentoring

•  Frontline leadership development

•  Ongoing training and development opportunities through Kaiser University, our internal web-based learning and development platform, and external programs

•  The Kaiser Aluminum Education Scholarship Program, an educational scholarship program to assist eligible employees and their children reach their education goals

●  Maintaining a positive and constructive relationship with labor unions of which our employees are members

●  Significant participation in employee directed community and charitable outreach, including charitable contributions and donations of materials used in college and university student competitions

Our efforts to achieve and maintain manufacturing efficiency and reduce our environmental impact include:

●  Significant investments in our business targeted to increase both manufacturing and energy efficiency and other lean manufacturing initiatives

●  Identifying opportunities where we can achieve energy cost savings and promoting the efficient use of energy and material resources to reduce our carbon footprint

●  Maximizing use of scrap/recycled aluminum and closed loop programs to reduce waste and gain cost efficiency, including painted scrap

●  Significant reduction in carbon dioxide, electrical consumption, and water usage per unit of production

●  Promoting the inherent sustainability and recyclability of our aluminum mill products

●  Participating in customer light-weighting to achieve greater fuel efficiency

●  Developing new products, processes and capabilities that increase customer efficiency, including our KaiserSelect® product offerings

●  Engaging with:

•  the USW

•  BlueGreen Alliance, a partnership between labor unions and environmental organizations

•  Government offices, office holders and agencies

•  Industry and business peers

●  Implementing ISO 14001 environmental management systems in our facilities

●  Pursuing a certification to the Aluminum Stewardship Initiative at our newly acquired Warrick facility

Responsible Business Practices	Products and Operations

We promote fair business practices and a culture of accountability, responsibility and ethical behavior through:

●  Emphasizing the importance of integrity and competence to leadership, character and culture

●  Encouraging the reporting of illegal or unethical behavior, including the use of In-Touch, a third party reporting program

●  Ongoing ethics and compliance training

●  Conducting annual governance surveys to assess our culture and the effectiveness of our training

●  Adopting and enforcing:

•  Our corporate governance guidelines

•  Our code of business conduct and ethics, which applies to all employees, requires, among other things, compliance with laws and regulations, ethical behavior and fair dealing and prohibits bribery, discrimination and harassment

•  Our conflict minerals sourcing policy, which prohibits the purchase of materials containing conflict minerals (including tin, tantalum, gold and tungsten) originating from the Democratic Republic of Congo and adjoining countries

Aluminum is inherently sustainable and indefinitely recyclable. We strive to be the supplier of choice by:

●  Pursuing "Best in Class" customer satisfaction driven by quality, broad product offering, superior customer service and on-time delivery

●  Differentiating our product portfolio through our broad product offering and our KaiserSelect® products, which are engineered and manufactured to deliver enhanced product characteristics with improved consistency, resulting in better performance, lower waste and, in many cases, lower production cost for our customers

●  Promoting continuous improvement facilitated by the Kaiser Production System, an integrated application of tools such as Lean Manufacturing, Six Sigma and Total Productive Manufacturing

●  Fostering innovation through our Centers for Excellence, dedicated research and development facilities focused on product performance enhancement and process elimination

●  Aligning customer satisfaction with executive compensation by incorporating quality (measured by no-fault claim rate) and delivery (measured by on-time delivery rate) performance in our executive compensation program

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring our non-employee directors' compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares.  Currently, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines.  Our stock ownership guidelines also apply to senior management.  For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures.  Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short-and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company.  Our determination is based on, among other factors, the following:

•	Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;

•	Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;
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A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods (53% for our CEO and 24% to 44% for our other named executive officers), which ensure that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;

•	Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;
•	All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards;
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Our short-term incentive plan and our performance shares require the attainment of demanding threshold and target company performance levels before any payments are earned or performance shares vest; and

•

Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to such group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 12, 2021, the record date.  As we previously reported, Mr. Hockema, our former CEO and principal executive officer during a portion of 2020 transitioned to Executive Chairman of the Board in July 2020.

Name	Age	Position(s)
Keith A. Harvey	61	President and CEO
Neal E. West	62	Executive Vice President and Chief Financial Officer
John M. Donnan	60	Chief Administrative Officer and General Counsel
Jennifer Huey	40	Vice President and Chief Accounting Officer
Melinda C. Ellsworth	62	Vice President - Investor Relations and Corporate Communications
Mark R. Krouse	69	Vice President - Human Resources
Del Miller	61	Vice President – Treasury, Risk and Procurement
Ray D. Parkinson	62	Senior Vice President - Advanced Engineering
Blain Tiffany	62	Senior Vice President – Sales and Marketing
Jason Walsh	41	Senior Vice President - Manufacturing
Brant Weaver	46	Vice President - Strategic Development

Set forth below are brief descriptions of the business experience of each of our executive officers.

Keith A. Harvey has served as our President and Chief Executive Officer since July 2020.  He previously served as President and Chief Operating Officer from December 2015 to July 2020, Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000.  Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994.  Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Executive Vice President and Chief Financial Officer since March 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to March 2021.  Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Chief Administrative Officer and General Counsel since March 2021. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, environmental, safety, quality and human resources functions.  He previously served as our Executive Vice President – Legal, Compliance and Human Resources from June 2012 to March 2021, our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Jennifer Huey has served as our Vice President and Chief Accounting Officer since March 2019.  Ms. Huey, joined our company in January 2014 as Director, Consolidation and External Reporting.  Prior to joining Kaiser, Ms. Huey was the SEC Reporting Manager at Mindspeed Technologies, Inc. Previously, she served as Manager in the Assurance and Advisory Business Service group of Ernst & Young LLP.  Ms. Huey has a Bachelor of Arts degree in Economics from the University of California, Berkeley and a Master of Science degree in Accountancy from the University of Virginia.  Ms. Huey is also a Certified Public Accountant.

Melinda C. Ellsworth has served as our Vice President - Investor Relations and Corporate Communications since June 2015.  She previously served as our Vice President and Treasurer from July 2008 to June 2015. Prior to joining Kaiser, Ms. Ellsworth was Vice President, Treasurer and Investor Relations at HNI Corporation, a leading provider of office furniture and hearth products, from February 2002 to May 2007. From May 1998 to January 2002, she served in several roles with Sunbeam Corporation, ending her tenure as Vice President, International Finance and Treasury. She additionally has over a decade of experience in commercial banking. She holds a Bachelor of Business Administration degree in accounting from St. Bonaventure University and is a Certified Public Accountant (inactive).

Mark R. Krouse has served as our Vice President - Human Resources since September 2013. Prior to joining Kaiser, Mr. Krouse served as Vice President, Human Resources of Samsung C&T Engineering and Construction, Americas from January 2012 to August 2013. Mr. Krouse was also an Adjunct Professor of California State University, Fullerton from September 2007 to June 2010. In addition, Mr. Krouse held various human resources positions, including Vice President, Human Resources, with Fluor Corporation from 1976 to 2006. Mr. Krouse holds a Master of Science degree in International Administration and a Bachelor of International Relations degree, both from the University of Southern California.

Del Miller has served as our Vice President – Treasury, Risk and Procurement since December 2020.  He previously served as Vice President and Treasurer from April 2017 to December 2020. Mr. Miller joined Kaiser in 1997 and has held numerous positions of increasing responsibility, including Treasurer and Vice President - Commodity Risk Management from June 2015 to April 2017, Vice President and Treasurer from April 2017 to August 2018 and Vice President – Procurement and Metal Management from August 2018 to December 2020. Prior to joining Kaiser, he worked for Commonwealth Aluminum with responsibility for managing commodity and financial price risks. His background also includes over 10 years with Coors and Coors-related companies with positions of increasing responsibility in accounting, purchasing, and commodity risk management. Mr. Miller holds a Master of Business Administration degree in Finance from the University of Denver and a Bachelor of Science degree in Accounting from Colorado State University. He is a Certified Public Accountant (inactive).

Ray D. Parkinson has served as our Senior Vice President - Advanced Engineering since January 2020.  He previously served as Vice President - Advanced Engineering from 2001 to January 2020.  Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College. Dr. Parkinson is also a Fellow of the Institute of Materials, Minerals and Mining.

Blain Tiffany has served as Senior Vice President – Sales and Marketing since January 2020.  Mr. Tiffany previously served as Vice President - Sales & Marketing, High Strength and General Engineering Products from July 2014 to December 2020. Mr. Tiffany joined Kaiser in 2013 as Vice President - Marketing, Hard Alloy Extrusions, Pipe and Tube. Prior to joining Kaiser, Mr. Tiffany held several senior management positions during his 34 years in metals distribution. He was most recently with A.M. Castle & Co. where during his 13 years with the company he served as President of the Steel Plate division, President of the Aerospace division and President of the Industrial division. He holds a Bachelor of Science degree in Business Administration from Almeda College and completed the Strategic Metals Management Program at the Olin Business School Washington University in St. Louis, Missouri.

Jason Walsh has served as our Senior Vice President – Manufacturing since August 2020.  Mr. Walsh previously served as Senior Vice President – Flat Rolled Products from June 2018 to August 2020, as Vice President and General Manager – Automotive and Soft Alloy from January 2017 to June 2018, as Vice President and General Manager – Automotive from February 2017 to December 2017, and as Vice President - Financial, Planning and Analysis from April 2012 to January 2017. Mr. Walsh joined Kaiser in 2006 as Manager, Financial Planning & Analysis and served as Group Controller, Common Alloy Products and Director, Financial Planning & Analysis. Prior to joining Kaiser, he held positions of increasing responsibility in manufacturing operations with Caterpillar Inc. He holds a Master of Business Administration degree in Finance from the University of Chicago and a Bachelor of Science degree in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

Brant Weaver has served as our Vice President - Strategy Development since January 2020.  He previously served as Vice President - Soft Alloy Extrusion Manufacturing from June 2018 to January 2020, as Senior Director - Kaiser Production System from June 2016 to May 2018, and as Director - Aerospace Sales from December 2011 to May 2016.  He joined the company in 2006 as a Kaiser Production System Manager and has held numerous positions of increasing responsibility.  Prior to joining Kaiser, Mr. Weaver was an Associate Vice President at National City Bank. Prior to National City Bank, he was the Quality Manager at Lincoln Financial Group.  Mr. Weaver holds a Masters of Business Administration and a Bachelor of Science with a major in Accounting from Indiana Wesleyan University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on February 26, 2021.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Donald J. Stebbins (Chair)

L. Patrick Hassey

Lauralee E. Martin

Thomas M. Van Leeuwen

Brett E. Wilcox

Compensation Discussion and Analysis

Introduction

This section provides:

•	our 2020 performance highlights;
•	a discussion of our 2020 capital allocation;
•	an overview of the compensation committee;
•	a discussion of the objectives of our comprehensive compensation structure;
•	a discussion of the design of our overall 2020 compensation program for senior management;
•	a discussion of all material elements of 2020 compensation for each of our named executive officers whose names and titles (during 2020) are set forth in the following table:

Name	Title
Keith A Harvey	CEO (principal executive officer)
John M. Donnan	Chief Administrative Officer and General Counsel
Neal E. West	Executive Vice President and Chief Financial Officer (principal financial officer)
Jason Walsh	Senior Vice President - Manufacturing
Blain Tiffany	Senior Vice President - Sales and Marketing
Jack A. Hockema (1)	Executive Chairman and Former CEO (former principal executive officer)

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(1)	Mr. Hockema transitioned from CEO to Executive Chairman of the Board in July 2020 when Mr. Harvey succeeded him as CEO.
•	a summary of the board’s consideration of the 2020 advisory vote to approve named executive officer compensation;
•	a summary of our stock ownership guidelines and securities trading policy; and
•	a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2020 Performance Highlights

Our results in 2020 reflect solid execution under very challenging business conditions resulting from the COVID-19 pandemic, including the significant decline in commercial aerospace demand and the temporary shutdown of the automotive original equipment manufacturers. The table below highlights our 2020 financial performance.

Shipments	Net Sales	Net Income	Adjusted Net Income*	Value Added Revenue*	Adjusted EBITDA*	Earnings Per Share	Adjusted Earnings Per Share*

502	$1,173	$29	$48	$697	$154	$1.81	$3.01

Million lbs	Million	Million	Million	Million	Million

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* See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

Despite the challenges and disruptions caused by the COVID-19 pandemic, in 2020, we further positioned our company for long-term success by:

•	Completing a $350 million senior notes offering in early April 2020 to further strengthen liquidity and enhance financial flexibility for potential opportunistic investments;
•	Completing a planned leadership succession plan by appointing Keith A. Harvey as CEO and a member of the board of directors and transitioning Jack A. Hockema as Executive Chairman of the Board;
•

Executing a definitive agreement for transformative acquisition of Alcoa Warrick LLC, which contains all the assets of the rolling mill in Warrick County, Indiana, on favorable terms that will immediately be accretive to earnings and significantly increase our scale; and

•

Continuing to return cash to shareholders by increasing our quarterly dividend for the 9th consecutive year in early 2020 by 12% to $0.67 per share (and again for a 10th consecutive in early 2021 by 7.5% to $0.72 per share).

We focused on strengthening our strategic supplier position by working in partnership with our customers to address short-term needs and plan for longer term opportunities and continued to emphasize customer satisfaction metrics such as quality and on-time delivery.  We also increased daily communications with our plant managers and business leaders and aggressively flexed our costs and operating levels to align with demand.

In response to the COVID-19 pandemic, we initiated various measures to mitigate the impact of the COVID-19 pandemic on our employees, their families and our business operations, including, among other things:

•	Monitoring and implementing local, state and federal health and safety guidelines;
•	Following guidelines issued by the Centers for Disease Control and Prevention to mitigate the risk of exposure to COVID-19;
•	Developing contingency plans to respond to employees experiencing symptoms;
•	Working with benefit providers and other resources to support our employees and their families;
•	Promptly migrating to remote work environment for a large number of employees; and
•	Modifying work spaces to implement additional safety measures.

We were also able to continue our training and talent development initiatives to drive consistency in our strategy and ensure continuity of our culture.  Talent development programs, including the Kaiser Leadership Program and the Front Line Leadership Program, continued in 2020 where possible in a virtual or distanced format with positive results.

2020 Capital Allocation

Our capital allocation strategy focuses on organic growth, external growth and returning cash to stockholders through dividends and share repurchases.  We continue to invest in our business to further our manufacturing efficiency, product quality and capability.  Since 2007, we have invested over $850 million in our business organically and returned over $840 million to stockholders through quarterly dividends and share repurchase.

Highlights of our 2020 capital allocation include:

•	Focused capital spending on critical sustaining projects and modest investment to support growth and enhance efficiencies;
•	Suspended share repurchase to conserve liquidity in mid-March 2020; and
•	Continued to sustain and increased quarterly dividend for the 9th consecutive year.

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the ESG committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and telephonically at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•	our strategy and key strategic objectives, business plan, and underlying assumptions;

•	objectives for our compensation programs;

•	the structure of our compensation programs;

•	the role of our compensation programs in management succession planning; and

•	compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•

creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and

•	correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2020 Compensation Program

Our 2020 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•	a short-term annual cash incentive payable only if the performance threshold is met; and

•

an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies, 20% of which vest, if at all, based on our total controllable cost performance, and 20% of which vest, if at all, based on our adjusted EBITDA margin performance, each over a three-year performance period (2020 through 2022).

In addition to focusing on "pay for performance," our 2020 compensation program:

•	balanced short-term and long-term goals, with:
•	approximately 60% of the target total compensation of our CEO and former CEO being delivered through long-term incentives; and
•	approximately 30% to 50% of the target total compensation for our other named executive officers being delivered through long-term incentives;
•	delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:
•	approximately 80% of the target compensation of our CEO and former CEO being at-risk compensation payable only if certain corporate performance levels are achieved; and
•	approximately 50% to 70% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;
•	provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;

•

utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR and cost performance, stock ownership guidelines and annual cash incentives linked to achievement of financial, corporate, operational and individual performance;

•	emphasized the importance of safety, quality, delivery and cost performance; and

•

utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•	The external challenges to our near- and long-term ability to attract and retain strong senior management;

•	Each individual's contributions to our overall results;

•	Our historical and anticipated operating and financial performance compared with targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

The compensation committee uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2020 compensation program, the compensation committee considered, among other things:

•	the company's key strategic initiatives, business plan and underlying assumptions;

•	the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;

•	the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;

•	the anticipated performance of the company's compensation programs based on the company's business plan and current financial position;

•	the economic conditions in the United States and abroad; and

•	stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

(1)	be of a similar size;
(2)	have positions of similar complexity and scope of responsibility; and/or
(3)	compete with us for talent.

The compensation committee, working with its compensation consultant, reviews, evaluates and updates the compensation peer group, which includes companies in both similar and different industries, at least annually. For 2020, the compensation committee approved the following 34-company peer group with (1) market capitalizations ranging from $255 million to approximately $12.4 billion and a median market capitalization of approximately $1.9 billion, each as of September 2019, and (2) 2018 revenues ranging from $792 million to approximately $3.8 billion and median revenue of approximately $1.8 billion:

Actuant Corp.	ITT Inc.
Briggs & Stratton Corp.	John Bean Technologies Corporation
Carpenter Technology Corp.	Kennametal Inc.
Century Aluminum Co.	Lydall, Inc.
Chart Industries, Inc.	Mueller Industries, Inc.
Clearwater Paper Corp.	Mueller Water Products, Inc.
Cleveland-Cliffs Inc.	Nordson Corp.
Comfort Systems USA, Inc.	P.H. Glatfelter Co.
Donaldson Company, Inc.	SPX FLOW, Inc.
EnPro Industries, Inc.	Standex International Corp.
ESCO Technologies Inc.	SunCoke Energy, Inc.
Franklin Electric Co., Inc.	The Timken Company
Global Brass and Copper Holdings, Inc.	Timken Steel Corporation
Graco Inc.	TriMas Corp.
Harsco Corp.	Watts Water Technologies, Inc.
Hillenbrand, Inc.	Woodward, Inc.
IDEX Corp.	Worthington Industries, Inc.

Our market capitalization as of December 31, 2020 and revenues for 2020 were $1.6 billion and $1.2 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than those included in our compensation peer group. These larger companies, including Arconic, Constellium, Novelis and Norsk Hydro, aggressively recruit the most highly qualified talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2020, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey. We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

Principal Elements of 2020 Compensation

The table below summarizes the elements of our named executive officers' compensation in 2020:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Modifiers for safety,
			performance goals.		quality, delivery, cost
and individual
performance.

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for	•	No performance metric
			continued employment with our		(retention based and "at
			company through three-year cliff		risk" to the extent
			vesting.		underlying performance
impacts stock price).

	Performance Shares	•	Create financial incentive for	•	60%: Relative TSR
			achieving or exceeding long-term		(compared to peer
			performance goals.		companies in the S&P
600 SmallCap Materials
Index).
				•	20%: Total controllable
cost performance (added
as performance metric in
2016).
				•	20%: Adjusted EBITDA
Margin performance
(added as performance
metric in 2020).

Each compensation element is discussed in detail below.

2020 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•	level and scope of responsibility;
•	prior experience;
•	base salaries paid for comparable positions by our compensation peer group; and
•	the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2020, in connection with his appointment as CEO, Mr. Harvey’s base salary was increased to $875,000 to reflect the increased responsibilities associated with his promotion to CEO.  The base salaries of Messrs. Donnan and Tiffany were increased by 3% and the base salary of Mr. West was increased by 6%, in each case principally to more closely align their base salaries with market and survey information.  The base salary of Mr. Walsh was increased 13% in connection with increased responsibilities following the implementation of our CEO succession plan.  In connection with his transition to Executive Chairman of the Board, Mr. Hockema’s compensation was reduced to an amount equivalent to the compensation and meeting fees payable to our lead independent director.

Base salaries for our named executive officers in 2020 were as follows:

Name	2020 Base Salary
Keith A. Harvey (1)	$875,000
John M. Donnan (2)	$452,000
Neal E. West (2)	$450,000
Jason Walsh (2)	$425,000
Blain Tiffany (2)	$360,500
Jack A. Hockema (3)	$85,000

___________________________

(1)	Effective July 31, 2020, when Mr. Harvey succeed Mr. Hockema as CEO pursuant to the execution of our CEO succession plan.
(2)	Effective April 1, 2020.
(3)

Effective July 31, 2020, when Mr. Hockema transitioned from CEO to Executive Chairman of the Board pursuant to the execution of our CEO succession plan.  Mr. Hockema’s base salary was $915,000 until July 31, 2020.

2020 short-term incentive

The table below summarizes the performance metrics under our 2020 short-term incentive plan (“2020 STI Plan”):

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 20%
			Individual	+/- 100%

_______________

* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency.  As noted, the individual modifier is discretionary and only used in exceptional and rare instances approved by the compensation committee.

The following summarizes our performance against the metrics under our 2020 short-term incentive plan:

______________

* The targets are based on the Adjusted EBITDA required to achieve the designated return on adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  As noted, our increasing adjusted net assets and depreciation raise the year-over-year Adjusted EBITDA targets.  While we achieved record safety performance in 2020, our on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in modifiers of +7%, -5%, -10% and -20%, respectively, and an overall negative adjustment to our Adjusted EBITDA multiplier of -28% to a final multiplier of 0.51. The actual payout received by each Messrs. Donnan and West also reflects an individual modifier of +10% recognizing their contributions in connection with leading our efforts in connection with the acquisition of Kaiser Aluminum Warrick, LLC

(formerly Alcoa Warrick LLC), which contains all the assets of the rolling mill in Warrick County, Indiana. There were no adjustments to the amount received by the other named executive officers.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional and rare instances approved by our compensation committee with respect to our executive officers, individual adjustment up to plus or minus 100% based on exceptional performance, including individual, facility and/or functional area performance

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA
(2) generate positive adjusted net income
•	Maximum payout, meeting or exceeding 35% RONA, capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Our 2020 short-term incentive plan, which we refer to as our 2020 STI Plan, was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA performance goals determined based on designated returns on our adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  The structure, terms and objectives of the 2020 STI Plan were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2019, except for the annual increase of the Adjusted EBITDA targets.  Consistent with the short-term incentive plan approved by the compensation committee in 2019, our 2020 STI Plan also included modifiers for safety, quality, delivery and cost performance and permitted, subject to the maximum payout opportunity described below, adjustments to individual payouts, in exceptional and rare instances, up to plus or minus 100%, based on actual performance, including individual, facility and/or functional area performance. Individuals not meeting individual performance goals could receive a reduced, or even no, payout and individuals meeting or exceeding individual performance goals could receive increased payouts; provided, however, that no increase could exceed the maximum payout opportunity of three times the target.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2020 STI Plan provided that performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity.  Under our 2020 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels were linearly interpolated.

The Adjusted EBITDA targets under our short-term incentive plan reflect the Adjusted EBITDA required to achieve 7.5%, 15% and 35% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year.  To that end, our Adjusted EBITDA performance at the target level increased 3% from 2019 to 2020.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers.  See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

After the application of modifiers for safety, quality, delivery and cost of +7%, -5%, -10% and -20%, respectively, and an overall reduction of our Adjusted EBITDA multiplier of -28%, final multiplier under our 2020 STI Plan is 0.51x.  The actual amount received by each of Messrs. Donnan and West also reflects an individual modifier of +10% to reward their exceptional efforts in connection with the acquisition Alcoa Warrick LLC, which contains all the assets of the rolling mill in Warrick County, Indiana.  There were no adjustments to the amount received by the other named executive officers.

The Adjusted EBITDA Multiplier under our 2020 Short-Term Incentive Plan is the lowest in the last three years as a result of the impact of the COVID-19 pandemic on our business operations.  After the application of modifiers, the final multipliers under our short-term incentive plan for 2018, 2019, and 2020 were 1.18x, 0.96x and 0.51x, respectively, each reflecting the impact of our performance against demanding modifiers.  As previously noted, despite the significant impact of the COVID-19 pandemic on the payout amount under our 2020 Short-Term Incentive Plan, the compensation committee, based on management recommendation, did not make any adjustments to the 2020 Short-Term Incentive Plan to mitigate the impact of the COVID-19 pandemic on the payout amount.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2020 STI Plan.

Name	Below Threshold	Threshold	Target	Maximum	Actual

Keith A. Harvey (1)	—	$437,500	$875,000	$2,625,000	$338,877
John M. Donnan	—	$162,500	$325,000	$975,000	$182,683
Neal E. West	—	$160,000	$320,000	$960,000	$179,872
Jason Walsh	—	$112,500	$225,000	$675,000	$99,090
Blain Tiffany	—	$83,750	$167,500	$502,500	$85,593
Jack A. Hockema (2)	—	$361,500	$723,000	$2,169,000	$215,010

________________________

(1)

The actual amount earned by Mr. Harvey reflects a blended STI target as he did not serve as CEO for a full year.  Mr. Harvey’s STI target (at the target level) prior to his appointment as CEO was $723,000.

(2)	The actual amount earned by Mr. Hockema reflects a proration of his STI target as he transitioned from CEO to Executive Chairman on July 31, 2020.

2020-2022 Long-term incentives

The table below summarizes the performance metrics under our 2020-2022 long-term incentive plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	Total Controllable Cost	20%
	Adjusted EBITDA margin	20%
	TSR	60%

The following summarizes metrics under our 2020-2022 long-term incentive plan:

Relative TSR*
Controllable Cost

Adjusted EBITDA Margin

_______________

* Relative TSR is against companies comprising the S&P 1000 Materials Sector Index.  Payout capped at target if TSR is negative.

FEATURES
•	Three-year performance period (2020-2022)
•	Includes retention features by utilizing time-vested restricted stock units representing approximately 29% of the long-term incentive target of our CEO and 46% of our other named executive officers
•

Pay for performance by utilizing performance shares subject to demanding metrics representing approximately 71% of the long-term incentive target of our CEO and 54% of our other named executive officers

•	Performance metrics:
(1) 20% based on controllable cost
(2) 20% based on adjusted EBITDA margin
(3) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we completely offset underlying inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our TSR.  We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation.  Our long-term incentive program for 2020 through 2022, which we refer to as our 2020 - 2022 LTI Program, for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2020, and the structure, terms and objectives of the 2020 - 2022 LTI Program were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2019, except for the reduction of the controllable cost performance metric from 40% to 20%, the addition of adjusted EBITDA margin as a performance metric, and the allocation of the remaining 20% performance shares to the adjusted EBITDA margin performance metric.

Since 2014, we have implemented long-term incentive programs based on TSR.  In 2020, we expanded our TSR peer group from companies in the S&P SmallCap 600 Materials Index to companies in the S&P 1000 Materials Index.  We added cost and adjusted EBITDA margin as performance metrics in 2016 and 2020, respectively.

Our 2020 - 2022 LTI Program provides, with respect to the restricted stock units issued to members of senior management, including our named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2023. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2020 - 2022 LTI Program provides, with respect to the performance shares:

•	a threshold performance level up to which no performance shares will vest or be earned;
•	a target performance level at which the target number of performance shares will vest and be earned;
•	a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and
•	pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2020 - 2022 LTI Program, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P 1000 Materials Index as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

The S&P 1000 Index combines the S&P SmallCap 600 and S&P MidCap 400 Indices.  In considering constituents for the S&P SmallCap 600 and S&P MidCap 400 Indices, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $700 million and $3.2 billion and between $1.4 billion to $5.9 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file annual reports with the SEC, and (5) listed on a major U.S. exchange, among other factors.  The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For 20% of the performance shares granted under our 2020 - 2022 LTI Program, the payout will be determined based on our controllable cost performance as follows:

•	there is no payout under the controllable cost performance metric if the annualized controllable cost increase is equal to or greater than 2% after offsetting underlying inflation;
•	the performance required for the target payout under the controllable cost performance metric is an annualized controllable cost increase at 0% after offsetting underlying inflation; and
•

the performance required for the maximum payout under the controllable cost performance metric is an annualized controllable cost reduction equal to or greater than 2% after offsetting underlying inflation.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead.  Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

For the remaining 20% of the performance shares granted under our 2020 - 2022 LTI Program, the payout will be determined based on our adjusted EBITDA margin using performance goals approved by the compensation committee.

The compensation committee determined that each named executive officer, with the exception of Messrs. Hockema and Harvey, should receive time-based restricted stock units having an economic value equal to approximately 46% of his target monetary value and a target number of performance shares having an economic value equal to approximately 54% of his target monetary value.  As provided by Mr. Hockema's then employment agreement and consistent with the foregoing objectives, Mr. Hockema received time-based restricted stock units having an economic value equal to approximately 32% of his target monetary value and a target number of performance shares having an economic value equal to approximately 68% of his target monetary value. Mr. Harvey received time-based restricted stock units having an economic value equal to approximately 29% of his target monetary value and a target number of performance shares having an economic value equal to approximately 71% of his target monetary value.

The table below sets forth the target monetary value under our 2020 - 2022 LTI Program and the number of restricted stock units and performance shares granted to our named executive officers during 2020:

Name	Target Monetary Value (1)	Number of Restricted Stock Units (2)	Number of Performance Shares (at Target) (3)

Keith A. Harvey	$1,970,000	6,083	14,753
John M. Donnan	$620,000	3,421	4,086
Neal E. West	$600,000	3,311	3,954
Jason Walsh	$206,000	1,136	1,357
Blain Tiffany	$238,500	1,316	1,571
Jack A. Hockema	$2,270,000	9,019	19,151

____________

(1)	The target monetary value for Mr. Harvey is effective July 31, 2020. Mr. Harvey’s awards were prorated as he did not serve as CEO for a full year.
(2)

The restricted stock units granted will vest on March 5, 2023 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2023, the restricted stock units will remain outstanding and vest on March 5, 2023 (or earlier in the event of his death or disability or a change in control). If Mr. Hockema's employment terminates before March 5, 2023 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2023 (or earlier in the event of his death or disability or a change in control).  The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (i.e., 36% and 33% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by (B) an amount equal to (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $102.41 per share, minus (ii) 11.53% of such grant date value of $90.60, which represents the discount factor provided by Meridian to reflect the design characteristics, including the vesting period, of the restricted stock units.  After the application of the discount factor described above, the economic value of the restricted stock units granted to Messrs. Harvey and Hockema is 29% and 32% of the total economic value of the equity awards, respectively, and the economic value of the restricted stock units granted to the other named executive officers is 45% of the total economic value of the equity awards.

(3)

The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Harvey, Donnan, West, Walsh, Tiffany and Hockema under our 2020 - 2022 LTI Program at each performance level:

Name	Below Threshold	Threshold	Target	Maximum

Keith A. Harvey	—	7,376	14,753	29,506
John M. Donnan	—	2,043	4,086	8,172
Neal E. West	—	1,977	3,954	7,908
Jason Walsh	—	678	1,357	2,714
Blain Tiffany	—	785	1,571	3,142
Jack A. Hockema	—	9,575	19,151	38,302

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2023 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2023. If, prior to December 31, 2022, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2022, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of his employment during the performance period.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2023 under our 2020-2022 LTI Program are determined as follows:

•

the threshold number of performance shares reflects that no performance shares will be earned in 2023 under our 2020-2022 LTI Program unless our company's performance meets or exceeds the applicable threshold performance required over the 2020 through 2022 performance period;

•

the target number of performance shares was calculated by dividing (A) the applicable percentage (i.e., 64% and 67% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by (B) an amount equal to (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $102.41 per share, minus (ii) 25.93% of such grant date value of $75.86, which represents the discount factor provided by Meridian in connection with the calculation of the economic value of the performance shares for purposes of determining the number of performance shares to be granted on the grant date; and

•

the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.  After the application of the discount factor described above, the target economic value of the performance shares granted to Messrs. Harvey and Hockema is 71% and 68% of the total economic value of the equity awards, respectively, and the total target economic of the performance shares granted to the other named executive officers is 55% of the total economic value of the equity awards.

Upon a change in control, all the restricted stock units granted to the executives will vest. However the number of performance shares earned, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns.  We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhance stockholder returns, particularly when considering that the performance shares issued to our named executive officers have an economic value equal to at least 50% of each named executive officer's long-term incentive target (65% and 67% for Messrs. Hockema and Harvey, respectively), and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2018 - 2020 Performance Period

Relative TSR*	Total Payout Percentage: 39%
Controllable Cost
EVA**

_______________

* Relative TSR is against companies comprising the S&P 600 SmallCap Materials Sector Index.

** There was no payout under the EVA performance metric as we did not achieve threshold EVA performance.

On March 5, 2021, the three-year vesting period applicable to the grant of restricted stock under our long-term incentive program for 2018 through 2020, which we refer to as our 2018 - 2020 LTI Program, ended and the shares vested in accordance with the terms of the underlying grant. In addition, in early 2021 our compensation committee determined that 39% of the target performance shares granted under our 2018 - 2020 LTI Program had been earned based on our performance over the 2018 through 2020 performance period. The remaining performance shares granted under our 2018 - 2020 LTI Program were forfeited.

As previously discussed, despite the significant impact of the COVID-19 pandemic on the payout under our 2018-2020 LTI Program, the compensation committee, based on management recommendation, did not make any adjustments to the 2018-2020 LTI Program to mitigate the impact of the COVID-19 pandemic on payout.

The payout under the 2018 - 2020 equity performance awards was based 40% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials Index, 30% on our total controllable cost performance, and 30% on our EVA performance. Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below.  The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2018 - 2020 TSR is as follows:

TSR =	$102.97 – $101.80	= 1.16%
$101.80

The beginning average price of $101.80 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 1, 2017 to December 29, 2017. The ending average price of $102.97 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2020 to December 31, 2020.  We paid out $7.28 per share of dividends during the 2018 - 2020 performance period.

Our TSR of 1.16% for the 2018 through 2020 performance period ranked #12 out of the 30 companies in the S&P SmallCap 600 Materials Index, or the 62nd percentile, resulting in a payout of 124% of the target performance shares with the relative TSR performance metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2016-2018, 2017-2019 and 2018-2020 long-term incentive programs:

Performance shares earned, if any, are based on our TSR over the underlying three year performance period compared to the other companies comprising the S&P 600 SmallCap Materials Sector Index.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	> 90th	2.0x

For the 2018 to 2020 performance period, we achieved a total controllable cost performance that is slightly better than the threshold performance required for payout, resulting in a payout of 4% of the target performance shares with the controllable cost performance metric.

For the remaining 30% of the performance shares granted under the 2018 - 2020 LTI Program, the payout was determined based on our EVA performance, calculated as the excess of our adjusted pre-tax operating income as reported in our public filings in excess of an amount equal to 15% of our net assets.  We believe that positive EVA, while significantly impacted by market conditions, requires exceptional performance and incentivizes capital efficiency and value creation, as well as increasingly higher targets as a result of our investments.  As previously discussed, we did not achieve the threshold performance required for payout of the performance shares with the EVA performance metric.

Retirement benefits

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•	the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and
•

a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•	A company match of the employee's pre-tax deferrals under our Savings Plan;
•	A company contribution to the employee's account under our Savings Plan; and
•	A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.  During 2020, all of our named executive officers received a vehicle allowance.  Messrs. Donnan and Harvey were also reimbursed for dues for club memberships.

Consideration of the 2020 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation.  At our 2020 annual meeting of stockholders, over 95% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting.  The compensation committee has considered the outcome of the vote on executive compensation at our 2020 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation.  Therefore, we did not make any changes to our executive compensation program as a direct result of the vote.  The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our President and CEO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level required by the stock ownership guidelines. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures.  Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Clawback Policy

Pursuant to the terms of our clawback policy, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. federal securities laws, we will use reasonable efforts to recover all excess incentive-based compensation from any then-current or former key employees, including our NEOs, (i) who received incentive-based compensation and (ii) determined by our board of directors to have willfully committed an act of fraud or dishonesty or recklessness in the performance of their duties that contributed to the noncompliance that resulted in our obligation to prepare the restatement.  In addition, our STI plan and equity grant documents under our long-term incentive plans contain forfeiture and clawback provisions that provide for the forfeiture of outstanding awards and the return of paid or vested awards if a participant, during employment or within one year after the termination of employment, (or, in the case of equity awards, within one year after the latest vest date of the applicable equity award) engages in certain detrimental activities, including (1) violation of our Code of Business Conduct and Ethics, (2) conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, (3) activity that results in termination of employment for cause, (4) disclosure our confidential information without authorization, (5) activity that competes with our company, and (6) solicitation of our employees.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 31, 2020, we entered into an amended and restated severance agreement with Mr. Harvey in connection with his appointment as CEO.  The severance agreement, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of the our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the Severance Agreement provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of benefits for three years.

The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

As discussed more fully below, pursuant to the terms of the amended and restated employment agreement with Mr. Hockema, the term of the amended agreement automatically ended on July 31, 2020 when Mr. Harvey was appointed as CEO pursuant to a board-approved succession plan and Mr. Hockema transitioned to the role of Executive Chairman of the Board.

Also, as discussed more fully below, certain members of senior management, including four of our named executive officers, continue to have benefits related to terminations of employment in connection with a change in control, by us without cause and by the named executive officer with good reason. These protections limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits in connection with a change in control.

2020 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Keith A. Harvey, our President and CEO (our principal executive officer); (2) Jack A. Hockema, Executive Chairman of the Board and our former CEO (our principal executive officer during a portion of 2020); (3) Neal West, our Executive Vice President and Chief Financial Officer (our principal financial officer); and (4) each of John M. Donnan, Jason Walsh and Blain Tiffany, our three other most highly compensated executive officers (based on total compensation for 2020).  Mr. Hockema transitioned from CEO to Executive Chairman of the Board of our company in July 2020.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Keith A. Harvey,	2020	$686,583	$1,769,707	$338,877	$81,095	$354,998	$3,231,260
President and Chief	2019	$552,000	$1,670,451	$459,840	$79,931	$353,657	$3,115,879
Executive Officer	2018	$547,750	$1,657,495	$529,650	—	$376,138	$3,111,033

John M. Donnan,	2020	$448,700	$765,849	$182,683	$71,496	$155,777	$1,624,506
Chief Administrative	2019	$438,800	$828,280	$302,249	$69,102	$155,553	$1,793,984
Officer and General Counsel	2018	$435,600	$808,679	$345,567	—	$178,993	$1,768,839

Neal West,	2020	$443,750	$741,098	$179,872	—	$85,501	$1,450,220
Executive Vice President and	2019	$410,333	$790,330	$287,400	—	$64,538	$1,552,601
Chief Financial Officer

Jason Walsh,	2020	$398,612	$1,332,768	$99,090	—	$91,071	$1,921,542
Senior Vice President -
Manufacturing

Blain Tiffany,	2020	$357,875	$1,372,952	$85,593	—	$96,606	$1,913,026
Senior Vice President -
Sales and Marketing

Jack A. Hockema,	2020	$621,250	$2,997,420	$215,010	$6,210	$409,963	$4,249,853
Executive Chairman of the	2019	$915,000	$3,210,923	$692,634	$7,336	$422,537	$5,248,430
Board and Former Chief Executive Officer	2018	$915,000	$3,177,845	$794,475	—	$526,551	$5,413,871

(1)

Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 1000 Materials Sector Index. The aggregate grant date fair value of the 2020 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value

Name	Year	At Probable Performance	At Maximum Performance

Keith A. Harvey	2020	$1,313,838	$2,599,958
John M. Donnan	2020	$477,219	$843,559
Neal E. West	2020	$461,749	$816,314
Jason Walsh	2020	$158,524	$280,154
Blain Tiffany	2020	$183,522	$324,322
Jack A. Hockema	2020	$2,236,487	$3,953,819

*

For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2020 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)	Reflects payments earned under our 2020 STI Plan.
(3)

Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the PRIA-2012 White Collar Annuitant mortality table, projected forward with Scale MP-2019 as of December 31, 2019 and the PRIA-2012 White Collar Retiree mortality table, projected forward with Scale MP-2020as of December 31, 2020 and (b) applying a discount rate of 3.90%, 2.95% and 2.05% per annum for 2018, 2019 and 2020, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 3.20%, 3.90% and 2.95% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Messrs. Harvey and Hockema, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(4)

Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total compensation was as follows:

•	For 2020, Mr. Harvey, 21%; Mr. Donnan, 29%; Mr. West, 30%; Mr. Walsh, 47%; Mr. Tiffany, 44%; Mr. Hockema, 2%;
•	For 2019, Mr. Harvey, 22%; Mr. Donnan, 29%; Mr. West, 30%; and Mr. Hockema 21%,; and
•	For 2018, Mr. Harvey, 23%; Mr. Donnan, 30%; and Mr. Hockema, 21%.

As previously discussed, in 2020, in connection with the board approved succession plan, Mr. Hockema transitioned from our CEO to Executive Chairman of the Board, and his base salary was reduced to an amount equivalent to the compensation and meeting fees payable to our lead independent director.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Club Membership Dues	Vehicle Allowance	Total

Keith A. Harvey	2020	$34,200	$103,371	$204,795	$376	$12,256	$354,998
	2019	$33,600	$96,198	$210,598	$1,005	$12,256	$353,657
	2018	$33,000	$111,552	$214,830	$4,500	$12,256	$376,138

John M. Donnan	2020	$28,500	$46,595	$62,311	$5,688	$12,684	$155,777
	2019	$28,000	$50,437	$55,900	$8,532	$12,684	$155,553
	2018	$27,500	$59,095	$72,509	$7,205	$12,684	$178,993

Neal West	2020	$17,368	$26,769	$27,309	—	$14,054	$85,501
	2019	$16,532	$17,297	$18,997	—	$11,712	$64,538

Jason Walsh	2020	$17,100	$16,588	$44,361	—	$13,021	$91,071

Blain Tiffany	2020	$18,033	$15,725	$49,322	—	$13,527	$96,606

Jack A. Hockema	2020	$34,438	$123,466	$237,489	—	$14,570	$409,963
	2019	$30,025	$167,937	$210,005	—	$14,570	$422,537
	2018	$29,625	$194,331	$288,025	—	$14,570	$526,551

Grants of Plan-Based Awards in 2020

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2020.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Awards (3) ($)

Keith A. Harvey	—	$437,500	$875,000	$2,625,000	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	4,250	(4)	$358,573
	3/5/2020	—	—	—	5,153	10,307	20,614	—		$1,203,691
	7/31/2020	—	—	—	—	—	—	1,833	(5)	$97,296
	7/31/2020	—	—	—	2,223	4,446	8,892	—		$110,147

John M. Donnan	—	$162,500	$325,000	$975,000	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	3,421	(4)	$288,630
	3/5/2020	—	—	—	2,043	4,086	8,172	—		$477,219

Neal E. West	—	$160,000	$320,000	$960,000	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	3,311	(4)	$279,349
	3/5/2020	—	—	—	1,977	3,954	7,908	—		$461,749

Jason Walsh	—	$112,500	$225,000	$675,000	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	1,136	(4)	$95,844
	3/5/2020	—	—	—	678	1,357	2,714	—		$158,524
	8/12/2020							20,000	(5)	$1,078,400

Blain Tiffany	—	$83,750	$167,500	$502,500	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	1,316	(4)	$111,031
	3/5/2020	—	—	—	785	1,571	3,142	—		$183,522
	8/12/2020							20,000	(5)	$1,078,400

Jack A. Hockema	—	$361,500	$723,000	$2,169,000	—	—	—	—		—
	3/5/2020	—	—	—	—	—	—	9,019	(4)	$760,933
	3/5/2020	—	—	—	9,575	19,151	38,302	—		$2,236,487

(1)

Reflects the threshold, target and maximum award amounts under our 2020 STI Plan for our named executive officers. No awards are payable when performance does not reach the threshold performance level. See the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for the actual monetary awards paid to the named executive officers under the 2020 STI Plan in March 2021.

(2)

Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2020 - 2022 LTI Program in 2023 at the threshold, target and maximum performance levels.  No performance shares will vest under the 2020 - 2022 LTI Program if our company's performance does not reach the threshold performance required during the three-year performance period.

(3)

Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 1000 Materials Index.

(4)	Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2020.

(5)	Reflects the number of restricted stock units received by the named executive officer pursuant to a one-time award granted effective August 12, 2020.

Employment-Related Agreements and Certain Employee Benefit Plans

Change in Control Agreements and Amended and Restated Severance Agreements

In 2002, in connection with the commencement of our chapter 11 bankruptcy and the implementation of our court-approved Chapter 11 Key Employee Retention Plan, we entered into Change in Control Agreements with certain key executives, including Messrs. Harvey, Donnan and Hockema, in order to provide them with appropriate protection in the event of a termination of employment in connection with a change in control or, except as otherwise provided, a significant restructuring.  The Change in Control Agreements with Messrs. Harvey, Donnan and Hockema were subsequently superseded by the amended and restated severance agreements with Messrs. Harvey and Donnan and the employment agreement with Mr. Hockema, all discussed below, and were amended to, among other things, eliminate our obligation to make excise tax gross up payments to them.

In 2008, we entered into a Change in Control Agreement with Mr. West. In the event of a qualifying change in control termination of employment, Mr. West is entitled to receive (i) a lump sum payment equaling the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for one year.

On July 31, 2020, in accordance with our board-approved executive leadership succession plan, Mr. Harvey succeeded Mr. Hockema as our CEO.  In connection with the succession, on July 31, 2020, Mr. Harvey entered into an amended and restated severance agreement, which, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of the our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the severance agreement with Mr. Harvey provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of welfare benefits and perquisites for three years.

On March 5, 2021, the Company and Mr. Donnan entered into an amended and restated severance agreement that provides for the elimination of our obligation to make excise tax gross up payments to Mr. Donnan in the event of his termination in connection with a change in control of the Company. Similar to the amended and restated severance agreement with Mr. Harvey, in lieu of the gross up payment, the amended and restated severance agreement with Mr. Donnan provides that if any payments to Mr. Donnan upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.  In the event of a qualifying change in control termination of employment, Mr. Donnan is entitled to receive (i) a lump sum payment equaling two times the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for two years.

In consideration for the severance payment and continuation of benefits, each of Messrs. Harvey, Donnan and West will be subject to non-competition, non-solicitation and confidentiality restrictions following his termination of employment with us.

Employment Agreement with Jack A. Hockema

On July 6, 2006, we entered into an employment agreement with Jack A. Hockema, pursuant to which Mr. Hockema continued his duties as our President and CEO.  The employment agreement with Mr. Hockema was amended and extended a number of times through July 31, 2020.  On July 31, 2020, pursuant to the terms of the amended and restated employment agreement, the term of Mr. Hockema’s amended and restated employment agreement automatically ended upon Mr. Harvey’s appointment as CEO and Mr. Hockema’s transition to Executive Chairman of the Board, both pursuant to our board-approved succession plan.  In connection with the transition, Mr. Hockema’s annual compensation was adjusted to an amount equivalent to the compensation and meeting fees payable to our lead independent director.  Pursuant to the terms of the amended and restated employment agreement, because Mr. Hockema ceased to be our chief executive officer pursuant to a board approved succession plan, Mr. Hockema was not entitled to any severance payments, and his annual short-term incentive award for 2020 was determined based on the company’s actual performance under the company’s short-term incentive plan and prorated for the actual number of days of his term during 2020.

The terms of Mr. Hockema's amended and restated employment agreement provided for an initial base salary of $915,000, subject to annual increases, if any, agreed by us and Mr. Hockema and for an annual short-term incentive target not less than 79% of his base salary. The short-term incentive was required to be paid in cash, shares of the company's common stock, or a combination of cash and shares of the company's common stock, but was subject to both our meeting the applicable underlying performance thresholds and an annual cap of three times the target. The amended and restated employment agreement provided that Mr. Hockema was entitled to receive annual equity awards (such as restricted stock units or performance shares) with a target economic value of  not less than 240% of his base salary, with the portion of his annual equity awards in the form of restricted stock units equaling 36% of the target economic value, and his annual equity awards in the form of performance shares equaling 64% of the target economic value.

Salaried Severance Plan

Messrs. Donnan, West, Walsh, Tiffany and Hockema are subject to our severance plan for salaried employees, which we refer to as our Salaried Severance Plan. Our Salaried Severance Plan provides for payment of a termination allowance and continuation of welfare benefits upon an involuntary separation of employment that is intended to be permanent. The termination allowance and continuation of welfare benefits are not available under our Salaried Severance Plan if:

•	the employee received severance compensation or welfare benefit continuation pursuant to a Change in Control Agreement (described below) or any other agreement;
•	the employee's employment is terminated other than by us without cause; or
•	the employee declined to sign, or subsequently revokes, a designated form of release.

The termination allowance payable to covered employees under our Salaried Severance Plan consists of a lump-sum cash payment equal to the employee's weekly base salary multiplied by a number of weeks (not to exceed 26), which we refer to as the continuation period, determined based on the employee's number of years of full employment. Under our Salaried Severance Plan, welfare benefits are continued following the termination of employment for the shorter of the continuation period and the period commencing on the termination of employment and ending on the date that the employee is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA. As of December 31, 2020, the continuation periods for Messrs. Donnan, West, Walsh, Tiffany and Hockema were 24, 10, 12, 6 and 24 weeks, respectively.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Harvey, Donnan, West, Walsh, Tiffany and Hockema or his estate if his employment had terminated on December 31, 2020, the last business day of 2020, under various circumstances, see "— Potential Payments and Benefits upon Termination of Employment" below.

2016 Plan

The 2016 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2016 Plan and who is at that time an officer or other key employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2016 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, which we refer to as the "Securities Act") and non-employee directors of Kaiser may also be selected to participate in the 2016 Plan. As of December 31, 2020, there were approximately 75 employees and 10 non-employee directors of Kaiser expected to participate in the 2016 Plan.

Subject to adjustment as described in the 2016 Plan, the aggregate number of shares of our common stock available for awards granted under the 2016 Plan is limited to 1,045,000 shares of our common stock, minus (1) as of the effective date of the 2016 Plan, one share for every one share subject to an award granted under the predecessor plan between December 31, 2015 and the effective date of the 2016 Plan, plus (2) any shares of our common stock that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards. As of the date of this Proxy Statement, approximately 139,915 shares of common stock are available for additional awards under the 2016 Plan.

The 2016 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2016 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain related to an award as determined by the compensation committee if a participant has engaged in any detrimental activity, either during employment by us or within a specified period after termination of employment.

Under the 2016 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair or Lead Independent Director.

Our board of directors generally may amend the 2016 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2016 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2016 Plan, (3) would materially modify the requirements for participation in the 2016 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2016 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively.

Our board of directors may, in its discretion, terminate the 2016 Plan at any time. Termination of the 2016 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

The 2016 Plan will expire on May 26, 2026. No grants will be made under the plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2016 Plan. If approved by our stockholders, the 2021 Plan will govern equity-based awards to be granted by us following such approval.  After the effective date of the 2021 Plan, no further awards will be granted under our 2016 Plan.  If the 2021 Plan is not approved by our stockholders, we may not be able to grant equity awards as part of our incentive compensation programs in the coming years. For more detailed discussion of the 2021 Plan, see "Proposals Requiring Your Vote - Proposal 4 - Approval of Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan" above.

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $19,500 in calendar year 2021 (plus up to an additional $6,500 in the form of "catch-up" contributions for participants near retirement age), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•

for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and

•	for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $57,000 in 2020, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•

if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:

•	the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and
•	the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and
•

annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to between 2% and 10% of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2020

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2020 and illustrates the impact of the intended design of our compensation program, which generally insures three years of restricted stock and performance share awards are outstanding at any time.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value or Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Keith A. Harvey	3,904	(2)	$385,715	9,467	(7)	$935,340
	30,000	(3)	$2,964,000	9,699	(8)	$958,261
	4,000	(4)	$395,200	10,307	(9)	$1,018,332
	4,250	(5)	$419,900	4,446	(10)	$439,265
	1,833	(6)	$181,100

John M. Donnan	3,145	(2)	$310,726	3,757	(7)	$371,192
	3,223	(4)	$318,432	3,849	(8)	$380,281
	3,421	(5)	$337,995	4,086	(9)	$403,697

Neal E. West	860	(2)	$84,968	1,027	(7)	$101,468
	3,075	(4)	$303,810	3,673	(8)	$362,892
	3,311	(5)	$327,127	3,954	(9)	$390,655

Jason Walsh	860	(2)	$84,968	1,027	(7)	$101,468
	5,000	(11)	$494,000	1,277	(8)	$126,168
	1,069	(4)	$105,617	1,357	(9)	$134,072
	1,136	(5)	$112,237
	20,000	(12)	$1,976,000

Blain Tiffany	1,107	(2)	$109,372	1,321	(7)	$130,515
	1,135	(4)	$112,138	1,355	(8)	$133,874
	138	(13)	$13,634	1,571	(9)	$155,215
	5,000	(14)	$494,000
	1,316	(5)	$130,021
	20,000	(12)	$1,976,000

Jack. A. Hockema*	8,285	(2)	$818,558	17,594	(7)	$1,738,287
	8,488	(4)	$838,614	18,024	(8)	$1,780,771
	9,019	(5)	$891,077	19,151	(9)	$1,892,119

* Mr. Hockema transitioned from CEO and Chairman of the Board to Executive Chairman of the Board in July 2020 in connection with the execution of our executive leadership succession plan.

(1)

Reflects the aggregate market value determined based on a per share price of $98.80, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2020.

(2)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2018. All such restricted stock units vested on March 5, 2021, with each entitling the named executive officer to one share of common stock.

(3)

Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 15, 2017 to increase his compensation and retention in connection with our succession planning. All such restricted stock units will vest on July 15, 2022 or earlier if Mr. Harvey’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before July 15, 2022, the restricted stock units will remain outstanding and vest on July 15, 2022 (or earlier in the event of his death or disability or a change in control).

(4)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2019. All such restricted stock units will vest on March 5, 2022 or earlier if the named executive officer’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2022, the restricted stock units will remain outstanding and vest on March 5, 2022 (or earlier in the event of his death or disability or a change in control). If, prior to March 5, 2022, Mr. Hockema's employment terminates as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will vest on March 5, 2022.

(5)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2020. All such restricted stock units granted will vest on March 5, 2023 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2023, the restricted stock units will remain outstanding and vest on March 5, 2023 (or earlier in the event of his death or disability or a change in control). If Mr. Hockema's employment terminates before March 5, 2023 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2023 (or earlier in the event of his death or disability or a change in control).

(6)

Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (5).

(7)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2018. The number of performance shares earned was based on the level of performance achieved during the three-year performance period vested on March 5, 2021. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2021 and, based on the certified performance level, 39% of the target performance shares received by the named executive officers were earned.

(8)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2019. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2022 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2022. If, prior to December 31, 2021, the named executive officer’s employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2021, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, that will vest on the vesting date will be determined based on the performance level achieved during the applicable performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

(9)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2020. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2023 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2023. If, prior to December 31, 2022, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2022, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the Mr. Hockema's employment terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

(10) Reflects the target number of performance shares received by Mr. Harvey pursuant to awards granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these performance shares are the same as the terms and conditions described above in Note (9).

(11)Reflects the number of restricted stock units received by Mr. Walsh pursuant to an award granted effective June 1, 2018 to increase his compensation and retention. All such restricted stock units will vest on June 1, 2023 or earlier if Mr. Walsh’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before June 1, 2023, the restricted stock units will remain outstanding and vest on June 1, 2023 (or earlier in the event of his death or disability or a change in control).

(12) Reflects the number of restricted stock units received by the named executive officer pursuant to an award granted effective August 12, 2020 to increase his compensation and retention. All such restricted stock units will vest on August 12, 2025 or earlier if the named executive officer’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before August 12, 2025, the restricted stock units will remain outstanding and vest on August 12, 2025 (or earlier in the event of his death or disability or a change in control).

(13)Reflects the number of restricted stock units received by Mr. Tiffany pursuant to an award granted effective April 3, 2019 to increase his compensation and retention. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (4).

(14)Reflects the number of restricted stock units received by Mr. Tiffany pursuant to an award granted effective April 3, 2019 to increase his compensation and retention. All such restricted stock units will vest on April 3, 2024 or earlier if Mr. Tiffany’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before April 3, 2024, the restricted stock units will remain outstanding and vest on April 3, 2024 (or earlier in the event of his death or disability or a change in control).

Option Exercises and Stock Vested in 2020

The table below sets forth information regarding the vesting during 2020 of restricted stock units and performance shares granted to our named executive officers in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Keith A. Harvey	18,267	$1,702,850
John M. Donnan	9,258	$863,031
Neal E. West	2,441	$227,550
Jason Walsh	2,441	$227,550
Blain Tiffany	3,258	$303,711
Jack A. Hockema*	35,231	$3,284,234

* Mr. Hockema transitioned from CEO and Chairman of the Board to Executive Chairman of the Board in July 2020 in connection with the execution of our CEO succession plan.

(1)

Reflects the aggregate market value of (i) restricted stock units that vested on March 5, 2020, determined based on a per share price of $93.22, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, and (ii) shares of common stock that were received upon the vesting on March 5, 2020 of 111% of the target number of performance shares granted to our named executive officers in 2017 based on actual results over the three-year performance period, determined based on a per share price of $93.22, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such performance shares.

Pension Benefits as of December 31, 2020

The table below sets forth information regarding the present value as of December 31, 2020 of the accumulated benefits of our named executive officers in our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$640,870
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$520,692
Neal E. West	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Jason Walsh	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Blain Tiffany	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Jack A. Hockema*	Kaiser Aluminum Salaried Employees Retirement Plan	11.92	$350,813

* Mr. Hockema transitioned from CEO and Chairman of the Board to Executive Chairman of the Board in July 2020 in connection with the execution of our CEO succession plan.

(1)	Determined (a) assuming mortality according to the PRIA-2012 White Collar Healthy Annuitant mortality table, projected forward with Scale MP-2020 and (b) applying a discount rate of 2.05% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2020

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2020.  For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE (4)

Keith A. Harvey	$103,371	$267,082	$1,634,970
John M. Donnan	$46,595	$232,549	$1,273,758
Neal E. West	$26,769	$29,293	$183,905
Jason Walsh	$16,588	$17,082	$98,695
Blain Tiffany	$15,725	$2,286	$109,553
Jack A. Hockema*	$123,466	$383,822	$5,610,476

* Mr. Hockema transitioned from CEO and Chairman of the Board to Executive Chairman of the Board in July 2020 in connection with the execution of our CEO succession plan.

(1)	In each case, 100% of such amount is included in the amounts for 2020 reflected in the "All Other Compensation" column of the Summary Compensation Table above.
(2)

Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.

(3)

Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.

(4) Of the amount reported in this column, $669,522 for Mr. Harvey, $541,913 for Mr. Donnan, $17,297 for Mr. West and $2,228,957 for Mr. Hockema was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

Potential Payments and Benefits Upon Termination of Employment

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers would have been entitled if their employment had terminated on December 31, 2020, the last business day of 2020, under various circumstances.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer (other than Mr. Hockema, who turned 65 and qualified for retirement prior to December 31, 2020) had been voluntarily terminated by him on December 31, 2020, he would have forfeited all of his outstanding incentive awards, including his award under our 2020 STI Plan and all outstanding shares of restricted stock, restricted stock units and performance shares previously granted to him.  In addition, the named executive officer would not have been eligible for severance benefits in such circumstance.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2020, he would have forfeited all of his outstanding incentive awards, including his award under our 2020 STI Plan and all outstanding restricted stock units and performance shares previously granted to him.  In addition, the named executive officer would not have been eligible for severance benefits in such circumstance.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Harvey’s amended and restated severance agreement, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2020, Mr. Harvey would have been entitled to receive (1) payment of his award under our 2020 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2020 base salary and 2020 STI Plan incentive target, and (3) continuation of his welfare benefits for two years commencing on December 31, 2020.

Under the 2020 STI Plan, the awards were conditioned on employment on the date of payment unless employment had been terminated as a result of death, disability or retirement at or after age 65. If employment of any of our named executive officer (other than Mr. Harvey) had terminated by us without cause or by the named executive officer with good reason on December 31, 2020, he would not have been entitled to receive any payment under the 2020 STI Plan.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2020, then (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, would have remained outstanding and would vest on their original vesting dates (or earlier in the event of death or disability or a change in control) and (2) all performance shares granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 31, 2020, would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Under our Salaried Severance Plan, if the employment of Messrs. Donnan, West, Walsh, Tiffany or Hockema had been terminated by us without cause on December 31, 2020, the named executive office would have been entitled to (1) a lump-sum payment equal to his weekly base salary multiplied by his continuation period, determined based on his number of years of full employment as of December 31, 2020, and (2) continuation of his welfare benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under the severance agreement with Mr. Harvey, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason within two years following a change in control on December 31, 2020, he would have been entitled to receive (1) payment of his award under our 2020 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.5 times the sum of his 2020 base salary and 2020 STI Plan incentive target, and (3) continuation of his welfare benefits for three years commencing on December 31, 2020.  If any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under the Change in Control Agreements, as amended, with Messrs. Donnan and West, if the employment of Messrs. Donnan or West had been terminated by us without cause or by him for good reason in connection with a change in control on December 31, 2020, he would have been entitled to receive (1) payment of his award under our 2020 STI Plan, determined based on actual performance, (2) a lump-sum payment equal to two times (in the case of Mr. West, one time) the sum of his 2020 base salary and 2020 STI Plan incentive target, (3) continuation of his welfare benefits for two years (in the case of Mr. West, one year) commencing on December 31, 2020, and (4) continuation of his perquisites for two years (in the case of Mr. West, one year) commencing on December 31, 2020.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2020, then (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, would have immediately vested, and (2) all performance shares granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2020.

Qualified Retirement

Mr. Hockema reached age 65 during 2011.  Under the 2020 STI Plan, if Mr. Hockema's employment had been terminated as a result of retirement on December 31, 2020, he would have been entitled to payment of his award under the 2020 STI Plan, determined based on actual performance.  If December 31, 2020 had not been the last business day of 2020, the award would have been prorated for the actual number of days of his employment in 2020.

Under our equity award agreements, if Mr. Hockema's employment had been terminated as a result of retirement on December 31, 2020, then (1) a prorated portion of the restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, and (2) the performance shares granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 would have remained outstanding, with the number of shares of common stock, if any, to be received by him in respect of such performance shares to be determined based on the performance level achieved during the applicable three-year performance period and prorated based on actual days of his employment during the applicable performance period.

Disability or Death

Under the 2020 STI Plan, if the employment of any of our named executive officers had been terminated as a result of death or disability on December 31, 2020, he or his estate would have been entitled to receive a payment under the 2020 STI Plan, determined based on actual performance.  If December 31, 2020 had not been the last day of 2020, the award would have been prorated for the actual number of days of his employment in 2020.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of death or disability on December 31, 2020, then (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, would have immediately vested, and (2) the target number of performance shares granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, or his estate, if his employment had terminated on December 31, 2020, the last business day of 2020, under the following circumstances:

•	voluntary termination by the named executive officer prior to age 65 (except for Mr. Hockema, who turned age 65 during 2011);
•	termination by us for cause;
•	termination by us without cause or by the named executive officer with good reason;

•	termination by us without cause or by the named executive officer with good reason following a change in control;
•

termination at retirement at or after age 65 for Mr. Hockema (but not for the other named executive officers because none of them had reached age 65 as of December 31, 2020); termination as a result of disability; or

•	termination as a result of death.
Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Harvey	Voluntary Termination	$84,135	—	—	$1,634,970	$1,719,105
	Termination for Cause	$84,135	—	—	—	$84,135
	Termination by us without Cause or by NEO with Good Reason	$423,012	$3,574,289	$7,219,406	$1,634,970	$12,851,676
	Termination by us without Cause or by NEO with Good Reason Following CIC	$423,012	$4,516,063	$5,744,023	$1,634,970	$12,318,067
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$423,012	$655,858	$7,824,994	$1,634,970	$10,538,834
	Death (6)	$423,012	$800,000	$7,824,994	$1,634,970	$10,682,976
Donnan	Voluntary Termination	$43,462	—	—	$1,273,758	$1,317,220
	Termination for Cause	$43,462	—	—	—	$43,462
	Termination by us without Cause or by NEO with Good Reason	$43,462	$237,466	$1,930,345	$1,273,758	$3,485,031
	Termination by us without Cause or by NEO with Good Reason Following CIC	$226,145	$1,676,390	$1,463,466	$1,273,758	$4,639,758
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$226,145	$803,181	$2,173,064	$1,273,758	$4,476,148
	Death (6)	$226,145	$800,000	$2,173,064	$1,273,758	$4,472,967
West	Voluntary Termination	$43,269	—	—	$183,905	$227,175
	Termination for Cause	$43,269	—	—	—	$43,269
	Termination by us without Cause or by NEO with Good Reason	$43,269	$96,759	$1,535,750	$183,905	$1,859,684
	Termination by us without Cause or by NEO with Good Reason Following CIC	$223,141	$822,195	$1,086,418	$183,905	$2,315,659
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$223,141	$580,313	$1,602,234	$183,905	$2,589,594
	Death (6)	$223,141	$275,000	$1,602,234	$183,905	$2,284,281
Walsh	Voluntary Termination	$32,692	—	—	$98,695	$131,388
	Termination for Cause	$32,692	—	—	—	$32,692
	Termination by us without Cause or by NEO with Good Reason	$32,692	$97,150	$3,379,805	$98,695	$3,608,343
	Termination by us without Cause or by NEO with Good Reason Following CIC	$32,692	$17,552	$3,224,757	$98,695	$3,373,697
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$131,782	$2,723,766	$3,446,289	$98,695	$6,400,533
	Death (6)	$131,782	$800,000	$3,446,289	$98,695	$4,476,767
Tiffany	Voluntary Termination	$34,663	—	—	$109,553	$144,216
	Termination for Cause	$34,663	—	—	—	$34,663
	Termination by us without Cause or by NEO with Good Reason	$34,663	$47,995	$3,187,513	$109,553	$3,379,724
	Termination by us without Cause or by NEO with Good Reason Following CIC	$34,663	$22,268	$3,014,125	$109,553	$3,180,609
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$120,256	$580,313	$3,272,887	$109,553	$4,083,008
	Death (6)	$120,256	$800,000	$3,272,887	$109,553	$4,302,695
Hockema	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$8,173	—	—	—	$87,981
	Termination by us without Cause or by NEO with Good Reason	$8,173	$57,447	$7,060,623	$5,610,476	$19,056,425
	Termination by us without Cause or by NEO with Good Reason Following CIC	$8,173	$56,595	$4,873,450	$5,610,476	$19,783,684
	Retirement	$223,183	—	$4,130,935	$5,610,476	$12,572,517
	Disability (5)	$223,183	—	$8,197,075	$5,610,476	$15,611,577
	Death (6)	$223,183	$50,000	$8,197,075	$5,610,476	$15,661,577

(1)

Includes (a) any earned but unpaid payments under the 2020 STI Plan and (b) any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2020 base salary at December 31, 2020, that all 2020 vacation was used, and that the named executive officer had five weeks of accrued vacation for 2021.

(2)

Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, any lump sum payment, the value of any continuation of welfare benefits, the value of any continuation of perquisites and any tax gross-up or reduction, as applicable, with:

(a)

the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2020 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2021, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2022 as compared to 2021;

(b)

the value of any continuation of disability benefits commencing on December 31, 2020 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Society of Actuaries 1987 GLTD table and extrapolated for ages over 62, and (v) applying a discount rate of 2.05% per annum;

(c)

the value of any continuation of life insurance benefits commencing on December 31, 2020 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Pri-2012 White Collar Retiree Mortality Table MP-2020 Generational Mortality Improvement Projection, and (v) applying a discount rate of 2.05% per annum; and

(d)	the value of any continuation of perquisites commencing on December 31, 2020 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.
(3)	Reflects an amount equal to the product of $98.80, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2020, and:
(a)

in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2018, the actual number of such performance shares earned and vested in March 2021, and (3) the target number of performance shares granted to him effective March 5, 2019 and March 5, 2020, and, in the case of Mr. Harvey, July 31, 2020;

(b)

in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2018, the actual number of such performance shares earned and vested in March 2019, and (3) with respect to the performance shares granted to him effective March 5, 2019 and March 5, 2020, and, in the case of Mr. Harvey, July 31, 2020, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2020;

(c)

in the case of termination as a result of qualified retirement, a number of shares equal to (1) a prorated portion of the restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020, determined based on the actual days of his employment during the applicable restriction period, (2) with respect to the performance shares granted to him effective March 5, 2018, the actual number of such performance shares earned and vested in March

2021, and (4) the target number of performance shares granted to him effective March 5, 2019 and March 5, 2020, and, in the case of Mr. Harvey, July 31, 2020; and
(d)

in the case of termination as a result of death or disability, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2018, March 5, 2019 and March 5, 2020 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; in the case of Mr. Walsh, June 1, 2018 and August 12, 2020; and in the case of Mr. Tiffany, April 3, 2019 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2018, the actual number of such performance shares earned and vested in March 2021, and (3) the target number of performance shares granted to him effective March 5, 2019 and March 5, 2020, and, in the case of Mr. Harvey, July 31, 2020.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2018, March 5, 2019 and March 5, 2020, and, in the case of Mr. Harvey, July 31, 2020, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery.  Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2018, March 5, 2019, March 5, 2020 and July 31, 2020, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2020.

(4)

Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled.  In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.

(5)

Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.

(6)

Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, that would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel.  Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

Pay Ratio

For the year ended December 31, 2020, (1) the annual total compensation of Mr. Harvey, our CEO, was $3,231,260 (the same amount as reported for him for 2020 in the Summary Compensation Table above); (2) the annual total compensation of our median employee was $73,163; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Harvey) was 46:1.  This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.  This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.  The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2020 was determined in the same manner as the total compensation shown for Mr. Harvey in the Summary Compensation Table.

We identified our median employee using the following methodology:

•	we prepared a list of all employees as of December 31, 2020, which is our determination date;
•	we applied a Canadian to U.S. dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2020;

•

we ranked the annual gross income of all employees for the year ended December 31, 2020, except for Mr. Harvey, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and

•	we selected the employee with the median annual gross income (our "median employee").

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our non-employee directors who served in 2020.

Director Compensation for 2020

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Carolyn Bartholomew (4)	$9,750	-	$1,588	$11,338
David Foster	$75,750	$125,000	$3,941	$204,691
Leo Gerard	$69,750	$125,000	$4,154	$198,904
L. Patrick Hassey	$78,750	$125,000	$3,941	$207,691
Emily Liggett	$76,500	$125,000	$3,941	$205,441
Lauralee E. Martin	$85,500	$125,000	$3,941	$214,441
Alfred E. Osborne, Jr., Ph.D.	$80,250	$125,000	$3,941	$209,191
Teresa M. Sebastian	$79,500	$125,000	$3,941	$208,441
Donald J Stebbins	$81,750	$125,000	$3,941	$210,691
Thomas M. Van Leeuwen	$87,750	$125,000	$3,941	$216,691
Brett E. Wilcox	$86,250	$125,000	$3,941	$215,191

(1)

Reflects (a) annual retainer of $60,000, (b) any additional annual retainer for serving as Lead Independent Director or chair of a committee of the board of directors, and (c) fees for attendance of board or board committee meetings. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2020: Mr. Hassey elected to receive 843 shares of common stock in lieu of $59,976 of his annual retainer; Ms. Martin elected to receive 1,124 shares of common stock in lieu of $79,968 of her annual retainer; Dr. Osborne elected to receive 1,335 shares of common stock in lieu of $94,979 of his annual retainer; Ms. Sebastian elected to receive 168 shares of common stock in lieu of $11,952 of her annual retainer, Mr. Stebbins elected to receive 1,054 shares of common stock in lieu of $74,987 of his annual retainer, and Mr. Wilcox elected to receive 491 shares of common stock in lieu of $34,932 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $71.15, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.

(2)

Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 10, 2020, in accordance with our director compensation policy described below, each non-employee director received a grant of restricted stock having a value of $125,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $71.15, resulting in the issuance of 1,756 shares of restricted stock to each non-employee director. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2020 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. As of December 31, 2020, each non-employee director held 1,756 shares of restricted stock. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 10, 2021 or earlier if the director's services to our company terminate as a result of death or disability, or in the event of a change in control. The non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock he or she holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(3)	Reflects dividends received on restricted stock.
(4)	Ms. Bartholomew’s term expired at our 2020 annual meeting of stockholders.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors.

Pursuant to our director compensation policy, each of our non-employee directors receives the following compensation:

•	an annual retainer of $60,000 per year;
•	an annual grant of restricted stock having a grant date value equal to $125,000;
•	a fee of $1,500 per day for each meeting of our board of directors attended in person and $750 per day for each such meeting attended by phone or virtually; and
•

a fee of $1,500 per meeting for each in-person board committee meeting attended ($2,000 per meeting for each such audit committee meeting) and $750 per meeting for each telephonic board committee meeting attended ($1,000 per meeting for each such audit committee meeting).

In addition, pursuant to our director compensation policy, our Lead Independent Director receives an additional annual retainer of $15,000, the chair of the audit committee receives an additional annual retainer of $20,000, the chair of the compensation committee receives an additional annual retainer of $15,000, the chair of the nominating and corporate governance committee receives an additional annual retainer of $10,000 and the chair of the ESG committee receives an additional annual retainer of $10,000, with all such amounts payable at the same time as the annual retainer. Each non-employee director may elect to receive shares of common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))

	(a)		(c)
Equity compensation plans approved by stockholders (1)	596,829	(2)	312,601	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	596,829	(2)	312,601	(3)

(1)	Includes awards made under the 2016 Plan. A copy of the 2016 Plan is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2016.
(2)

Reflects restricted stock units covering 232,171 shares of our common stock and performance shares covering 364,658 shares of our common stock, in each case outstanding as of December 31, 2020, and does not include 17,560 shares of restricted stock that remained subject to forfeiture as of December 31, 2020 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregated reported number may overstate actual dilution.

(3)

Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 1,045,000 shares of our common stock, less any common shares subject to awards granted under the 2006 Plan between December 31, 2015 and May 26, 2016, plus any common shares that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration or cash settlement of awards under the 2006 Plan after December 31, 2015, may be issued under the 2016 Plan. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the company's common stock beneficially owned as of March 31, 2021 by:

•	each named executive officer;
•	each of our current directors and director nominees;
•	all our current directors and executive officers as a group; and
•	each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 15,847,938 shares of our common stock outstanding as of March 31, 2021.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Directors and Named Executive Officers
Keith A. Harvey	20,396		*
John M. Donnan	2,981		*
Neal E. West	5,419	(2)	*
Jason Walsh	6,040		*
Blain Tiffany	1,949		*
Jack A. Hockema	24,993	(3)	*
David Foster	15,860	(4)	*
Leo Gerard	2,652	(4)	*
L. Patrick Hassey	11,954	(4)	*
Emily Liggett	4,192	(4)	*
Lauralee E. Martin	9,893	(4)	*
Alfred E. Osborne, Jr., PhD	23,757	(4)(5)	*
Teresa Sebastian	3,227	(4)	*
Donald J. Stebbins	4,637	(4)(6)	*
Thomas M. Van Leeuwen	15,791	(4)	*
Brett E. Wilcox	15,044	(4)	*
All current directors and executive officers as a group (22 persons)	184,468	(2)(3)(4)(5)	1.2%
5% Stockholders
BlackRock, Inc.	2,456,642	(7)	15.5%
Vanguard Group, Inc.	1,780,312	(8)	11.2%
State Street Corporation	960,808	(9)	6.1%
Dimensional Fund Advisors LP	884,889	(10)	5.6%
Macquarie Group Limited	853,353	(11)	5.4%
Victory Capital Management Inc.	807,328	(12)	5.1%

* Less than one percent.

(1)

Does not includes restricted stock units held by executive officers pursuant to awards granted effective July 15, 2017, June 1, 2018, March 5, 2019, April 3, 2019, March 5, 2020, August 12, 2020 and March 5, 2021.

(2)	Reflects shares of common stock held by the West Family Trust.
(3)	Reflects shares of common stock held by the Hockema Family Trust.
(4)

Includes shares of restricted stock that remained subject to forfeiture as of March 31, 2021, as follows: Foster (1,756 shares); Gerard (1,756 shares); Hassey (1,756 shares); Liggett (1,756 shares); Martin (1,756shares); Osborne (1,756 shares); Sebastian (1,756 shares); Stebbins (1,756 shares); Van Leeuwen (1,756 shares); Wilcox (1,756 shares).

(5)

Includes 3,500 shares of our common stock held by a Keogh plan of which Dr. Osborne is the beneficiary and 500 shares held by the Rahnasto/Osborne Revocable Trust U/A DTD 11/07/1999 of which Dr. Osborne is a co-beneficiary and a co-trustee.

(6)	Includes 50 shares of our common stock held by a family trust.
(7)

Shares beneficially owned by BlackRock, Inc. are as reported on Schedule 13G filed by BlackRock, Inc. on January 25, 2021. BlackRock, Inc. has sole voting power with respect to 2,425,638 shares and sole dispositive power with respect to 2,456,642 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)

Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 9 to Schedule 13G filed by Vanguard Group, Inc. on February 10, 2021. Vanguard Group, Inc. has shared voting power with respect to 16,670 shares, sole dispositive power with respect to 1,750,856 shares and shared dispositive power with respect to 29,456 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(9)

Shares beneficially owned State Street Corporation are as reported on Schedule 13G filed by State Street Corporation on February 10, 2021. State Street Corporation has shared voting power with respect to 894,973 shares and shared dispositive power with respect to 960,808 shares. The principal address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(10)Shares beneficially owned by Dimensional Fund Advisors LP are as reported on Amendment No. 10 to Schedule 13G filed by Dimensional Fund Advisors LP on February 12, 2021. Dimensional Fund Advisors LP has sole voting power with respect to 852,502 shares and sole dispositive power with respect to 884,889 shares. The principal address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(11)Shares beneficially owned by Macquarie Group Limited, Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holding Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited are as reported on Schedule 13G jointly filed by Macquarie Group Limited, Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holding Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited on February 12, 2021. Macquarie Investment Management Holdings Inc. and Macquarie Investment Management has sole voting power and sole dispositive power with respect 848,842 shares.  Macquarie Investment Management Group Limited has sole voting power and sole dispositive power with respect to 651 shares. The principal address of Macquarie Group Limited, Macquarie Bank Limited and Macquarie Investment Management Global Limited is 50 Martin Place Sydney, New South Wales, Australia.  The principal address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(12)Shares beneficially owned by Victory Capital Management Inc. are as reported on a Schedule 13G filed by Victory Capital Management Inc. on February 9, 2021. Victory Capital Management Inc. has sole voting power with respect to 797,653 shares and sole dispositive power with respect to 807,328 shares. The principal address of Victory Capital Management Inc. is 4900 Tiedman Road, 4th Floor, Brooklyn, Ohio 44144.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2021 and the effectiveness of our internal control over financial reporting as of December 31, 2021. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm.  In the course of these reviews, the audit committee considers, among other things:

•	the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;
•	an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;
•	external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;
•	the appropriateness of Deloitte & Touche LLP's fee;
•

Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;

•	Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and
•	Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interest of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.

In accordance with rules of the Securities and Exchange Commission and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company.  For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years.  The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as critical accounting matters, including (1) revenue recognition and (2) environmental contingencies.  For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2020. During the year ended December 31, 2020, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee

Lauralee E. Martin (Chair)

Emily Liggett

Teresa M. Sebastian

Thomas M. Van Leeuwen

Brett E. Wilcox

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2019 and 2020, and fees billed for other services rendered by Deloitte & Touche LLP.

	2019	2020

Audit Fees(1)	$1,794,424	$1,794,248
Audit-Related Fees (2)	$21,216	-
Tax Fees (3)	$7,456	$7,938
All Other Fees (4)	$310,272	$2,308,989

(1)

Audit fees for 2019 and 2020 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years, audit services provided in connection with compliance with the requirements of the Sarbanes-Oxley Act.

(2)	Audit-related fees consist principally of fees for statutory audits.
(3)

Tax fees consist principally of fees for tax advisory services related to compliance and payroll and income taxes related to equity grants to French employees and the preparation of tax returns for certain of our subsidiaries.

(4)

All other fees for 2019 and 2020 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library, fees relating to the review of agreed-upon procedures relating to certain environmental matters, fees for audit-related services relating to a debt offering and comfort letters, and consulting fees for special projects, including the acquisition and integration of Warrick.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit-related fees, tax fees and other fees for 2020 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2020, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that a Form 4 for Mr. Stebbins was filed late with respect to one transaction.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 6, 2022. To be presented at the 2022 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 7, 2022 and no earlier than February 5, 2022, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831 and directed to the corporate secretary.

By Order of the Board of Directors

John M. Donnan
Executive Vice President - Legal,
Compliance and Human Resources

Foothill Ranch, California

April 29, 2021

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Year Ended
	December 31,
	2020	2019	2018
Net sales	$1,172.7	$1,514.1	$1,585.9
Hedged cost of alloyed metal[1]	$(475.6)	$(658.6)	$(758.0)
Value added revenue	$697.1	$855.5	$827.9

GAAP net income	$28.8	$62.0	$91.7
Interest expense	40.9	24.6	22.7
Other expense, net	1.4	20.7	1
Income tax provision	10.0	18.4	28.3
GAAP operating income	81.1	125.7	143.6
Mark-to-market loss (gain)[2]	(2.6)	5.8	17.7
Goodwill impairment	0.0	25	0.0
Other operating NRR loss (gain)[3,4]	23.1	6.9	(0.4)
Operating income, excluding operating NRR items	101.6	163.6	160.9
Depreciation and Amortization	52.2	49.1	43.9
Adjusted EBITDA[5]	$153.8	$212.7	$204.8

GAAP net income	$28.8	$62.0	$91.7
Operating NRR Items	20.5	37.9	17.3
Non-Operating NRR Items	4.7	26.9	6.1
Tax impact of above NRR Items	(6.2)	(15.8)	(5.8)
NRR tax charge	—	—	0.0
Adjusted net income	$47.8	$111.0	$109.3

GAAP earnings per diluted share[6]	$1.81	$3.83	$5.43
Adjusted earnings per diluted share[6]	$3.01	$6.85	$6.48

1 Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

2 Mark-to-market (gain) loss on derivative instruments 2020, 2019 and 2018 represents the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2020, 2019 and 2018. Operating income excluding non-run-rate items reflects the realized loss (gain) of such settlements.

3 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

4 Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, non-cash asset impairment charges, environmental expenses and workers' compensation cost (benefit) due to discounting.

5 Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.

6 Diluted shares for EPS calculated using treasury method.

Appendix B

Kaiser Aluminum Corporation

2021 EQUITY and INCENTIVE Compensation PLAN

1.Purpose.  The purpose of this Plan is to permit award grants to non-employee Directors and officers, other employees and service providers of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions.  As used in this Plan:

(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c)“Board” means the Board of Directors of the Company.

(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)“Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan pursuant to Section 10 of this Plan.

(h)“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)“Company” means Kaiser Aluminum Corporation, a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)“Director” means a member of the Board.

(l)“Effective Date” means the date this Plan is approved by the Shareholders.

(m)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(p)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(q)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan.  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries.  The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.  The Management Objectives may (but are not required to) be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)

Profits (e.g., operating income, EBIT, EBT, net income (before or after taxes), earnings per share, residual or economic earnings, economic profit – these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)

Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, revenue, sales and equity);
(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);
(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);
(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);
(vii)

Revenues, Sales, Operating, Cost, and Stock Price Metrics (e.g., revenues, sales, revenue or sales growth, revenue or sales growth outside the United States, gross margin, gross margin growth, material margin, material margin growth, operating margin, operating margin growth, sales and administrative costs divided by sales or profits, operating or manufacturing costs, operating or manufacturing costs relative to prior periods or business plan, stock price appreciation and total return to shareholders;

(viii)	Safety Performance (e.g., total case incident rate);
(ix)	Quality Performance (e.g., no fault claim rate);
(x)	Delivery Performance (e.g., on-time delivery rate); and
(xi)

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(r)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market or, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred.  If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee.  The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t)“Option Price” means the purchase price payable on exercise of an Option Right.

(u)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(v)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.  The term “Participant” shall also include any director emeritus.

(w)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(x)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(y)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(z)“Plan” means this Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa)“Predecessor Plan” means the Company’s 2016 Equity and Incentive Compensation Plan.

(bb) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(cc)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(dd)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ee)“Shareholder” means an individual or entity that owns one or more Common Shares.

(ff)“Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or the Appreciation Right, respectively.

(gg)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(hh)“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(ii)“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under the Plan.

(a)Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under the Plan for awards of (A)  Option Rights or Appreciation Rights, (B)  Restricted Stock, (C)  Restricted Stock Units, (D)  Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate (x) 525,000 Common Shares, plus (y) the total number of Common Shares remaining available for awards under the Predecessor Plan as of the Effective Date, plus (z) Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan.  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires, is settled for cash or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained herein:  (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to Option Rights or Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards other than Option Rights and Appreciation Rights (or option rights or appreciation rights granted under the Predecessor Plan) will be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan, but only for a period not to exceed 10 years from the Effective Date; (D) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (E)

Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)Limit on Incentive Stock Options.  Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 525,000 Common Shares.

(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $700,000 (or, for an independent chair of the Board, $1,400,000).

(e)Minimum Vesting Requirements.  Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan, (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders, which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under this Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service (provided that treatment of awards in connection with a Change in Control shall be subject to Section 12 of this Plan) or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4.Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before the Option Rights or installments thereof will vest.  Subject to Section 12 of this Plan, Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

(g)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j)No Option Right will be exercisable more than 10 years from the Date of Grant.

(k)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l)Each grant of Option Rights will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.Appreciation Rights.

(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights.  A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.  Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.  A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.
(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.
(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
(iv)

Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will vest.  Subject to Section 12 of this Plan, Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

(v)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(vi)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.  Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)Regarding Free-Standing Appreciation Rights only:

(i)

Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and
(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.Restricted Stock.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend (subject in particular to Section (g) of this Plan) and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan below.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f)Notwithstanding anything to the contrary contained in this Plan, but subject to Section 12 of this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

(g)Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.  Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)Notwithstanding anything to the contrary contained in this Plan, but subject to Section 12 of this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.  Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.Cash Incentive Awards, Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time as will be determined by the Committee, which, subject to Section 12 of this Plan, may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant.

(c)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned.  Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9.Other Awards.

(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Committee will determine the terms and conditions of such awards.  Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)The Committee may authorize the grant of Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements (including Common Shares granted to a Director upon such Director’s election to receive Common Shares in lieu of cash or other consideration), subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards under this Section 9 with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e)Each grant of an award under this Section 9 will be evidenced by an Evidence of Award.  Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, subject to Section 12 of this Plan, in the event of the retirement, death, disability or termination of employment or service of a Participant.

10.Administration of this Plan.

(a)This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards.  The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof.  To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.  No member of the Committee shall be liable for any such action or determination made in good faith.  In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee:  (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% Beneficial Owner (as defined in Section 12 below) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.Adjustments.  The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event or, subject to Section 12 of this Plan, in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.  The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.Change in Control.

(a) Except as otherwise provided for in an Evidence of Award, upon a Change in Control, all then outstanding awards granted under this Plan shall vest or be earned upon the Change in Control if either (i) within a specified period, the Participant’s service is involuntarily terminated for reasons other than for cause or the Participant terminates his or her employment or service for good reason or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.  Unless otherwise provided in an Evidence of Award, awards granted under this Plan that vest or are earned subject to the achievement of Management Objectives that become vested in accordance with this Section 12 will vest or be earned based on the actual achievement of the applicable Management Objectives as if the applicable performance period ended on the trading day immediately preceding the date of the Change in Control, pro-rated for the number of days that have lapsed during the period of time beginning on the first day of the performance period  and continuing through the date of the Change in Control.

(b)For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i)The acquisition by any Person (as defined in this Section 12(b) below) of Beneficial Ownership (as defined in this Section 12(b) below) of 35% or more of the combined voting power of the then-outstanding Voting Stock (as defined in this Section 12(b) below) of the Company; provided, however, that:

A.for purposes of this Section 12(b), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors (as defined in this Section 12(b) below); (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary; (3) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined this Section 12(b) below) that complies with clauses (A), (B) and (C) of Section 12(b)(iii) below;

B.if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (1) of Section 12(b)(i)(A) and such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

C.a Change in Control will not be deemed to have occurred if a Person acquires Beneficial Ownership of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding unless and until such Person thereafter becomes the Beneficial Owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

D.if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired Beneficial Ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person Beneficially Owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(ii)	a majority of the Directors are not Incumbent Directors;

(iii)the consummation of a Business Combination (as defined in this Section 12(b) below), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Stock of the Company immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of the Company so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination) Beneficially Owns, directly or indirectly, 35% or more of the combined Voting Power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 12(b)(iii).

For purposes of this Section 12(b), (1) “Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owns” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act; (2) “Business Combination” means a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, or other transaction; (3) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Shareholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (4) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act; and (5) “Voting Stock” means securities entitled to vote generally in the election of Directors (or similar governing bodies).

13.Detrimental Activity and Recapture Provisions.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy.  In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.Non U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans, which are to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.  Any such special terms, supplements, sub plans, or alternative versions of this Plan approved by the Committee may be attached as exhibits to this Plan.

15.Transferability.

(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (ii) by will or the laws of descent and distribution.  In no event will any such award granted under the Plan be transferred for value.  Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld.  Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant.  The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income.  In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) such additional withholding amount is authorized by the Committee.  Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any grants made hereunder will be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury  Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.Amendments.

(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval.  This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan.  Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 11 above, no such amendment will materially impair the rights of any Participant without his or her consent.  The Board may, in its discretion, terminate this Plan at any time.  Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.Governing Law.  This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.Effective Date/Termination.  This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date.  No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.  For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.Miscellaneous Provisions.

(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right.  Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code.  The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.  Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company.  Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary.  Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan.  In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate limit contained in Section 3(a)(i) of the Plan.

KAISER VOTE ALUMINUM Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m. Eastern Time on June 9, 2020 Online Go to www.envisionreports.com/KALU or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a Mack Ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends you vote “FOR ALL” all the nominees listed in the following proposal. 1. Election of Directors: 01 – JACK A. HOCKEMA 02 – LAURALEE E. MARTION 03 – BRETT E. WILCOX Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 The Board of Directors recommends you vote “FOR” the following proposals: 2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT For Against Abstain 3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 For Against Abstain B Authorized Signatures – This section must be completed for you vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, gradian, or custodien, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX 039284 portant notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders, The Proxy Statement and the 2019 Annual Report to Stockholders are available at: www.envisinreports.com/KALU If VOTING BY MAIL, SIGN DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENYELOPE. Proxy – KAISER ALUMINUM CORPORATION 27422 Portola Parkway, Suite 200 Foothill Ranch, California 92610 This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 10, 2020 The undersigned hereby appoints Jack A. Hockema, Keith A, Hervey, Neal West and John M. Doman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys – In – fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IIN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the internet or by telephone no later than 11:59 p.m. Eastern Time, on Tuesday, June 9, 2020 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m. Eastern Time, on Tuesday, June 9, 2020 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computer share, P.O. Box 505000, Louisville, KY 40233 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting. (Items to be voted appear on reverse side) Non – Voting Items Change of Address – Please print new address below. Comments – Please print your comments below.